Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 21, 2025

among

PROGRESS SOFTWARE CORPORATION,
as Borrower,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

CITIBANK, N.A. and

WELLS FARGO BANK, N.A.,

as Syndication Agents, and

BANK OF AMERICA, N.A.,

PNC BANK, NATIONAL ASSOCIATION,

TD BANK, N.A.,

CITIZENS BANK N.A. and

FIRST-CITIZENS BANK & TRUST COMPANY,

as Documentation Agents

_______________________________

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A. and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

BofA SECURITIES, INC.,

PNC BANK, NATIONAL ASSOCIATION and

TD BANK, N.A.,

as Joint Lead Arrangers

i

ii

iii

SCHEDULES:

Schedule 1.01A – Investment Policy

Schedule 1.01B – Immaterial Subsidiaries

Schedule 2.01 – Commitments

Schedule 2.06 – Existing Letters of Credit

Schedule 3.06 – Disclosed Matters

Schedule 3.12 – Subsidiaries

Schedule 5.12 – Unrestricted Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.08 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – [Reserved]

Exhibit C – Form of Instrument of Adherence

Exhibit D – Form of U.S. Tax Certificates

Exhibit E – Form of Increasing Lender Agreement

Exhibit F – Form of Augmenting Lender Agreement

Exhibit G – Form of Subsidiary Guarantee Agreement

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of July 21, 2025, among PROGRESS SOFTWARE CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower, the Administrative Agent and the lenders from time to time party thereto are each party to that certain Fourth Amended and Restated Credit Agreement dated as of March 7, 2024 (as amended, modified and supplemented, the “Existing Credit Agreement”);

WHEREAS, the Borrower, the Lenders and the Administrative Agent have agreed to enter into this Agreement in order to (a) amend and restate the Existing Credit Agreement in its entirety; (b) modify and re-evidence the “Secured Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (c) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and modify and re-evidence the obligations and liabilities of the Borrower and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Borrower and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

Article I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2026 Convertible Senior Notes” means the Borrower’s 1.00% convertible senior notes due 2026 issued pursuant to that certain Indenture, dated as of April 13, 2021, by and among the Borrower and U.S. Bank National Association (and its successors), as trustee.

“2030 Convertible Senior Notes” means the Borrower’s 3.50% convertible senior notes due 2030 issued pursuant to that certain Indenture, dated as of March 1, 2024, by and among the Borrower and U.S. Bank Trust Company, National Association, as trustee.

“ABR”, when used in reference to any Loan or Borrowing, refers to such Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in U.S. Dollars.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Restricted Subsidiary), or any business or division of any Person (other than an existing Restricted Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interest) with ordinary voting power of any Person (other than an existing Restricted Subsidiary), or (c) the acquisition of another Person (other than an existing Restricted Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Acquisition Holiday Period” has the meaning assigned to such term in Section 6.10(a).

“Additional Lender” has the meaning assigned to such term in Section 2.21.

“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to the Daily Simple RFR for Swiss Francs and (iii) with respect to any RFR Borrowing denominated in U.S. Dollars, an interest rate per annum equal to the Daily Simple RFR for U.S. Dollars; provided that, if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum equal to (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted EURIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Liquidity” shall mean at any time the sum of (i) the aggregate amount of unrestricted and unencumbered (other than Liens securing the Secured Obligations and Permitted Encumbrances) cash and Cash Equivalent Investments maintained by the Borrower and its Restricted Subsidiaries as of such date, plus the Aggregate Commitments of all of the Lenders as of the Effective Date minus the Revolving Credit Exposure of all Lenders at such time.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen for any Interest Period, an interest rate per annum equal to (a) the TIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, if the Adjusted TIBO Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. The initial Aggregate Commitment as of the Effective Date is $1,500,000,000.

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Swiss Francs, (e) Australian Dollars, (f) Japanese Yen and (g) any other Foreign Currency acceptable to all of the Lenders; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into U.S. Dollars.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 9.06.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

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“Applicable Rate” means, for any day, with respect to any Term Benchmark Loan, any RFR Loan or ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Term Benchmark Loans”, “Applicable Rate for RFR Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Commitment Fee”, as the case may be, based on the Consolidated Total Net Leverage Ratio applicable on such date:

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Rate for Term Benchmark Loans	Applicable Rate for RFR Loans	Applicable Rate for ABR Loans	Applicable Rate for Commitment Fee
1	≤ 1.50 to 1.00	1.250%	1.250%	0.250%	0.150%
2	> 1.50 to 1.00 and ≤ 2.50 to 1.00	1.500%	1.500%	0.500%	0.175%
3	> 2.50 to 1.00 and ≤ 3.50 to 1.00	1.750%	1.750%	0.750%	0.200%
4	> 3.50 to 1.00 and ≤ 4.50 to 1.00	2.000%	2.000%	1.000%	0.250%
5	> 4.50 to 1.00 and ≤ 5.50 to 1.00	2.250%	2.250%	1.250%	0.300%
6	> 5.50 to 1.00	2.500%	2.500%	1.500%	0.350%

For purposes of the foregoing, (a) the Consolidated Total Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower and its Restricted Subsidiaries based on the financial statements delivered pursuant to Section 5.01(a) or (b) and the corresponding certificate delivered pursuant to Section 5.01(c); and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall be effective during the period commencing on and including the date that is three Business Days after delivery to the Administrative Agent of such financial statements and certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided that Pricing Level 6 set forth above shall apply if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b) or the corresponding certificate required to be delivered by it pursuant to Section 5.01(c), during the period from the expiration of the time for delivery thereof until such financial statements and certificate are delivered. Notwithstanding the foregoing, Pricing Level 4 shall be deemed to be applicable until the Administrative Agent’s receipt of the financial statements delivered pursuant to Section 5.01(a) or (b) and the corresponding certificate delivered pursuant to Section 5.01(c) for the Borrower’s fiscal quarter ending on August 31, 2025 and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding sentences in this paragraph.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

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“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of (i) JPMorgan Chase Bank, N.A., Citibank, N.A. and Wells Fargo Securities, LLC, in its capacity as a Joint Lead Arranger and a Joint Bookrunner for the Transactions under this Agreement, and (ii) BofA Securities, Inc., PNC Bank, National Association and TD Bank, N.A., in its capacity as a Joint Lead Arranger for the Transactions under this Agreement.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period.

“AUD Screen Rate” means, for any day and time, for any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Australian Dollars” and “AUD” each means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Amount” means, at any time, an amount (which shall not be less than zero) equal to:

(a)           the sum of, without duplication:

(i)            the greater of $72,200,000 and 20% of LTM EBITDA; plus

(ii)           the net cash proceeds received after the Effective Date and on or prior to such time from any issuance of Qualified Equity Interests by the Borrower (other than any such issuance to the Borrower or any of its Subsidiaries); plus

(iii)          the net cash proceeds of Indebtedness and Disqualified Equity Interests of the Borrower, in each case incurred or issued after the Effective Date, which have been exchanged or converted into Qualified Equity Interests; plus

(iv)          the net cash proceeds of Dispositions of Investments made using the Available Amount on or after the Effective Date; provided that such net cash proceeds added pursuant to this clause (iv) shall be no greater than the portion of the Available Amount used to make such Investment; plus

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(v)           to the extent not already included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash for Investments pursuant to Section 6.04(j) made using the Available Amount on or after the Effective Date; provided that such net cash proceeds added pursuant to this clause (v) shall be no greater than the portion of the Available Amount used to make such Investment; plus

(vi)          the net cash proceeds of Dispositions of joint ventures received after the Effective Date in an amount not to exceed the portion of the Available Amount used to make Investments therein; plus

(vii)         the aggregate amount received after the Effective Date by the Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by a joint venture (except to the extent increasing Consolidated Net Income); provided that such amounts received from a joint venture and added pursuant to this clause (vii) shall be no greater than the portion of the Available Amount used to make the Investment in such joint venture;

minus

(b)           an amount equal to the sum of, without duplication:

(i)             Restricted Payments made pursuant to Section 6.06(d), plus

(ii)            Investments made pursuant to Section 6.04(j).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Banking Services Provider: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services), (e) foreign exchange services and facilities and (f) any other banking services or facilities provided to the Borrower or any Restricted Subsidiary by any Banking Services Provider that the Borrower agrees in writing constitutes a “Secured Banking Services Obligation”.

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“Banking Services Agreement” means any agreement entered into by the Borrower or any Restricted Subsidiary in connection with Banking Services.

“Banking Services Provider” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Banking Services Agreement, in its capacity as a party thereto, or (ii) with respect to any Banking Services Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§101 et seq., as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1)            in the case of any Loan denominated in U.S. Dollars, the Adjusted Daily Simple RFR for U.S. Dollars;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in U.S. Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

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“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Swap Agreement”.

“Borrower” means Progress Software Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form separately provided by the Administrative Agent to the Borrower prior to the Effective Date or any other form approved by the Administrative Agent.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (i) in relation to Loans denominated in Japanese Yen and in relation to the calculation or computation of the TIBO Rate or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (ii) in relation to Loans denominated in Euro and in relation to the calculation or computation of the EURIBO Rate, any day which is a TARGET Day, (iii) in relation to Loans denominated in Australian Dollars and in relation to the calculation or computation of the AUD Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Sydney, Australia, (iv) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day and (v) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored, repaired or improved or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (c) expenditures that constitute Permitted Acquisitions.

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“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalent Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one (1) year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, Fitch or Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P, AAA by Fitch and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f)            without duplication of subparts (a) through (e) above, investments described on Schedule 1.01A, as such Schedule may be updated from time to time after the Effective Date (but not more frequently than once per calendar year) by the Borrower with the consent of the Administrative Agent;

(g)           without duplication of subparts (a) through (f) above, cash equivalents as determined in accordance with GAAP;

(h)           in the case of any Foreign Subsidiary, the cash and cash equivalents that are substantially equivalent in such jurisdiction to those described in clauses (a) through (g) above in respect of each country that is a member of the Organization for Economic Co-operation and Development; and

(i)            other short term liquid Investments approved in writing by the Administrative Agent.

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“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Rate applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in:

(a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBO Rate for the five most recent Business Days preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBO Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period,

(b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period,

(c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period,

(d) Australian Dollars, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted AUD Rate for the five most recent Business Days preceding such day for which the AUD Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted AUD Rate applicable during such period of five Business Days) minus (y) the Central Bank Rate in respect of Australian Dollars in effect on the last Business Day in such period, and

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(e) any other Foreign Currency determined after the Effective Date, an adjustment as determined by the Administrative Agent in its reasonable discretion.

For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBO Rate and the AUD Rate on any day shall be based on the EURIBO Screen Rate or the AUD Screen Rate, as applicable, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) a majority of the members of the board of directors of the Borrower shall cease to be comprised of individuals (i) who were directors on the Effective Date or (ii) whose election by the board of directors, or whose nomination for election by the shareholders of the Borrower, was approved by a vote of at least a majority of the directors who were either directors on the Effective Date or whose election or nomination was previously so approved; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof); or (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing) (including, without limitation, the occurrence of a “Change in Control”, “Fundamental Change” and/or “Make-Whole Fundamental Change” (each howsoever defined) under any indenture governing any Permitted Convertible Notes).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption or taking effect of any law, rule, regulation, or treaty (including any rules or regulations issued under or implementing any existing law or treaty), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any applicable lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

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“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Secured Obligations. For greater certainty, the term “Collateral” excludes all “Excluded Property” as defined in Collateral Documents.

“Collateral Documents” means, collectively, the Ratification Agreement, the Security Agreement, trademark security agreements, patent security agreements, and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or perfect Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases and all other written matter whether heretofore, now or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Computation Date” has the meaning assigned to such term in Section 2.04.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Restricted Subsidiaries, consolidated in accordance with GAAP.

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“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus (a) without duplication, to the extent deducted from revenues in determining such Consolidated Net Income, (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes, (iii) depreciation expense, (iv) amortization expense, (v) non-cash losses or expenses, (vi) non-cash write-offs of deferred revenues in connection with Acquisitions permitted by Section 6.04(i) and non-cash expenses related to stock-based compensation, (vii) extraordinary or non-recurring cash losses or expenses, (viii) fees, costs and expenses incurred under or related to the Loan Documents, including in connection with the consummation of the transactions thereunder and any amendment, restatement, waiver, supplement, other modification (or proposed amendment, restatement, waiver, supplement or other modification) or administration of this Agreement or any other Loan Document, and (ix) in connection with any Acquisition permitted by Section 6.04(i), all restructuring costs, facilities relocation costs, acquisition integration costs and fees (including cash severance payments), and fees and expenses paid in connection with such Acquisition, all to the extent incurred prior to or within eighteen (18) months after the completion of such Acquisition and in an aggregate amount for such Acquisition not to exceed the greater of (x) $54,200,000 and (y) fifteen percent (15%) of the amount of the Consolidated EBITDA for the most recently ended Reference Period, minus (b) to the extent included in such Consolidated Net Income, (i) federal, state, local and foreign income tax credits and refunds (to the extent not netted from tax expense), (ii) any cash payments made during such period in respect of items described in clauses (a)(v) or (a)(vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, and (iii) extraordinary or non-recurring income or gains, all calculated for the Borrower and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property (other than to any Loan Party), the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such sale, transfer or disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (y) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Acquisition, Investment, Disposition, operating improvement, restructuring, cost saving initiative and/or other similar initiative or similar transaction (collectively, a “Specified Transaction”), Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Specified Transaction occurred on the first day of such Reference Period and, without duplicating any other add-back to Consolidated EBITDA (including clause (a)(ix) above), after giving effect to the amount of net cost savings, operating expense reductions and cost synergies (i) that are projected by the Borrower in good faith to be realized (or for which substantial steps for realization have been taken) as a result of such Specified Transaction to the extent such adjustments are permitted to be reflected in financial statements prepared in accordance with Regulation S-X (as in effect prior to January 1, 2020) under the Securities Act of 1933, as amended, and (ii) not included in the foregoing clause (y)(i) that are projected by the Borrower in good faith to be realized (or for which substantial steps for realization have been taken) as a result of and for the eighteen (18) month period following the consummation of such Specified Transaction; provided that such cost savings, operating expense reductions and cost synergies included in this clause (y)(ii) are reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower and do not exceed thirty percent (30%) of the amount of Consolidated EBITDA for the most recently ended Reference Period, calculated after giving effect to this clause (y)(ii).

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“Consolidated Interest Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the Reference Period ended on such date to (b) the amount of Consolidated Interest Charges paid in cash for the Reference Period ended on such date.

“Consolidated Interest Charges” means, with reference to any period, for the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Senior Secured Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Consolidated Senior Secured Debt as of such date minus (ii) Liquidity as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Consolidated Senior Secured Debt” means, as of any date of determination, the outstanding principal amount as of such date of all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis that is (a) secured by a Lien on any property or asset of the Borrower or any Restricted Subsidiary and (b) does not constitute Subordinated Indebtedness (to the extent such Subordinated Indebtedness is evidenced by a written instrument in form and substance, including subordination provisions, approved in writing by the Administrative Agent).

“Consolidated Tangible Assets” means, as of any date of determination, the book value as of such date of all assets of the Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, minus the book value as of such date of all goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount as of such date of all Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis.

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“Consolidated Total Net Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Consolidated Total Debt as of such date minus (ii) Liquidity as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

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“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Notes”.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Pounds Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day and (iii) U.S. Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If, by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.20, any Lender that (a) has failed, within two (2) Business Days after the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to such funding obligation cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

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“Designated Non-Cash Consideration” means the fair market value of consideration that is not cash or Cash Equivalent Investments and that is received by the Borrower or its Restricted Subsidiaries in connection with a disposition pursuant to Section 6.09(f) that is designated by the Borrower as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement, and including any divisive merger), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Disqualified Equity Interest” means an Equity Interest that by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption, whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the first anniversary of the Maturity Date at such time, (c) is redeemable at the option of any holder thereof, in whole or in part, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the first anniversary of the Maturity Date at such time; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (a) Persons that are specifically identified by the Borrower to the Administrative Agent in writing prior to the Effective Date, (b) any Person that is reasonably determined by the Borrower after the Effective Date to be a competitor of the Borrower or its Restricted Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

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“Documentation Agent” means each of Bank of America, N.A., PNC Bank, National Association, TD Bank, N.A., Citizens Bank N.A. and First-Citizens Bank & Trust Company, in its capacity as a Documentation Agent under this Agreement.

“Dollar Amount” of any amount of any currency means, at the time of determination thereof, (a) if such amount is expressed in U.S. Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in U.S. Dollars determined by using the rate of exchange for the purchase of U.S. Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of U.S. Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent, in consultation with the Borrower, using any method of determination it deems reasonably appropriate) and (c) if such amount is denominated in any other currency, the equivalent of such amount in U.S. Dollars as determined by the Administrative Agent, in consultation with the Borrower, using any method of determination it deems reasonably appropriate.

“Domestic Loan Parties” means, collectively, the Borrower and the Domestic Subsidiaries.

“Domestic Subsidiary” means any Restricted Subsidiary that is incorporated under the laws of the United States or its territories or possessions.

“DQ List” has the meaning assigned to such term in Section 9.04(f)(iv).

“Early Maturity Date” has the meaning assigned to it in the definition of “Springing Maturity Date”.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity), but excluding (i) any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment and/or other fee, in each case that are not paid to the lenders generally and (ii) any other fee that is not paid generally to all relevant lenders ratably.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing (or into any combination of cash or any of the foregoing based on the value of such equity interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under any subsection of Section 414 of the Code or Section 4001(14) of ERISA.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the applicable notice period is waived); (b) the determination that any Multiemployer Plan is in either “endangered status” or “critical status” (as defined in Section 432 of the Code or Section 305 of ERISA), or the failure of any Plan to satisfy the “minimum funding standard” of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, or the determination that any Plan is in “at-risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA) or the imposition of any lien on the Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the engagement by the Borrower or any of its ERISA Affiliates in a non-exempt “prohibited transaction” (as defined under Section 406 of ERISA or Section 4975 of the Code) or a breach of a fiduciary duty under ERISA that could result in liability to the Borrower or any of its Restricted Subsidiaries; (i) the failure of any Plan (and any related trust) that is intended to be qualified under Sections 401 and 501 of the Code to be so qualified; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation against the Borrower or any of its ERISA Affiliates with respect to any Plan, other than a routine claim for benefits; (k) any incurrence by or any expectation of the incurrence by the Borrower or any of its ERISA Affiliates of any liability for post-retirement benefits under any employee benefit plan described in Section 3(1) of ERISA, other than as required by Section 601 et seq. of ERISA or Section 4980B of the Code or similar state law; or (l) the occurrence of an event with respect to any employee benefit plan described in Section 3(3) of ERISA that results in the imposition of liability on the Borrower or any of its ERISA Affiliates or of the imposition of a Lien on the assets of the Borrower or any of its ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro and for any Interest Period, the EURIBO Screen Rate, two (2) TARGET Days prior to the commencement of such Interest Period.

“EURIBO Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person that takes over the administration of such rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the single currency of the participating member states of the European Union.

“Event of Default” has the meaning assigned to such term in Section 7.01.

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“Excluded Swap Obligations” means, with respect to any Guarantor, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Guarantor, or the grant of such security interest, becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Borrower, (b) any Subsidiary (i) that is prohibited by applicable law or contractual obligations existing on the date of this Agreement (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or (ii) with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences of obtaining any governmental (including regulatory) consent, approval, license or authorization required for such Subsidiary to provide a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (d) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or Foreign Subsidiary, (e) any Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary, (f) any direct or indirect Domestic Subsidiary (x) that is treated as a disregarded entity for federal income tax purposes and (y) substantially all of the assets of which are the Equity Interests of one or more Foreign Subsidiaries, (g) any Subsidiary that is a captive insurance company, (h) any Subsidiary substantially all the assets of which consist of real estate interests, (i) Progress Security Corporation, a Massachusetts securities corporation, and (j) any Unrestricted Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or Section 9.02(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any withholding Taxes imposed under FATCA.

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“Executive Order” has the meaning assigned to such term in Section 3.20.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable inter-governmental agreements between a non-U.S. jurisdiction and the United States with respect thereto, any law, regulations, or other official guidance enacted in a non-U.S. jurisdiction relating to such an inter-governmental agreement, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any inter-governmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Engagement Letter, dated as of July 8, 2025, by and between JPMorgan Chase Bank, N.A. and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, vice president-treasury, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Adjusted AUD Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Adjusted AUD Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate shall be zero.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Exposure” has the meaning assigned to such term in Section 2.11(c).

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $75,000,000.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

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“Foreign Subsidiary” means any Subsidiary that is not incorporated under the laws of the United States or its territories or possessions.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Borrower in good faith.

“Guaranteed Obligations” shall have the meaning provided in the Subsidiary Guarantee Agreement.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the International Financial Reporting Standards, as developed and published from time to time by the International Accounting Standards Board (IASB).

“Immaterial Subsidiary” means each of the Subsidiaries listed on Schedule 1.01B and each other Subsidiary (other than a Subsidiary Guarantor) designated as an “Immaterial Subsidiary” from time to time by the Borrower in a written notice to the Administrative Agent; provided that (i) no Immaterial Subsidiary shall, individually, comprise more than two and one-half percent (2.5%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period (it being understood and agreed that if, at any time, any designated Immaterial Subsidiary exceeds such threshold, it shall automatically cease to be an Immaterial Subsidiary until such time, if any, as the Borrower may re-designate it as an “Immaterial Subsidiary” in accordance herewith), and (ii) all Immaterial Subsidiaries shall not, collectively, comprise more than five percent (5%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

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“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Equivalent Debt” means Indebtedness of the Borrower in the form of notes or loans secured on a pari passu basis with or junior basis to the Obligations under this Agreement, unsecured notes or loans and/or commitments in respect of any of the foregoing; provided that:

(a)           the aggregate outstanding principal amount thereof shall not exceed the sum of (i) the Shared Incremental Amount (as in effect at the time of determination) and (ii) an unlimited additional amount so long as, in the case of this clause (ii) only, immediately after giving effect (including pro forma effect) to such Incremental Equivalent Debt (assuming that any such Incremental Equivalent Debt is drawn in full (but excluding the proceeds of any such Incremental Equivalent Debt for purposes of calculating Liquidity in the calculation of the Consolidated Senior Secured Net Leverage Ratio and/or the Consolidated Total Net Leverage Ratio, as applicable)) (and after giving pro forma effect to any transactions to be consummated in connection therewith), the Borrower would be in compliance with (A) to the extent such Indebtedness is secured on a pari passu basis with the Obligations under this Agreement (or is a commitment in respect of the foregoing), the financial covenant set forth in Section 6.10(a) (as in effect on the Effective Date, but after giving effect to the Acquisition Holiday Period, to the extent applicable) calculated on a pro forma basis and (B) to the extent such Indebtedness is secured on junior basis to the Obligations under this Agreement or is unsecured notes or loans and/or commitments in respect of any of the foregoing, the financial covenant set forth in Section 6.10(a) (as in effect on the Effective Date, but after giving effect to the Acquisition Holiday Period, to the extent applicable) calculated on a pro forma basis and a Consolidated Total Net Leverage Ratio that is not greater than 4.75 to 1.00 (other than, in each case, to the extent such Incremental Equivalent Debt is incurred pursuant to this clause (ii) concurrently with the incurrence of Incremental Equivalent Debt in reliance on clause (i), in which case the Consolidated Senior Secured Net Leverage Ratio and/or the Consolidated Total Net Leverage Ratio, as applicable, shall be permitted to exceed the foregoing applicable level to the extent of such Incremental Equivalent Debt incurred in reliance on such clause (i)); provided that, for the avoidance of doubt, Incremental Revolving Facilities and Incremental Term Loans may be incurred pursuant to this clause (ii) prior to utilization of the amount set forth in clause (i) of this sentence;

(b)           no Event of Default shall exist immediately prior to or after giving effect to such Incremental Equivalent Debt;

(c)           other than with respect to customary bridge loans, the weighted average life to maturity applicable to such Incremental Equivalent Debt is no shorter than the weighted average life to maturity of any then-outstanding Incremental Term Loans that will remain outstanding after giving effect to such Incremental Equivalent Debt and the application of the proceeds thereof,

(d)           other than with respect to customary bridge loans, the final maturity date with respect to such Incremental Equivalent Debt is no earlier than the Maturity Date,

(e)           with respect to any Incremental Equivalent Debt that ranks junior in right of payment and/or security to the Loans or is unsecured, the maturity date of such Incremental Equivalent Debt shall be no earlier than one hundred and eighty-one (181) days following the Maturity Date,

(f)            subject to clauses (c) through (e), such Indebtedness may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Equivalent Debt and such Indebtedness shall provide that it shall share pro rata or less than pro rata (but not greater than pro rata) with any mandatory prepayments hereunder,

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(g)           the Effective Yield (and the components thereof) applicable to any such Incremental Equivalent Debt shall be determined by the Borrower and the lender or lenders providing such Incremental Equivalent Debt; provided that the Effective Yield applicable to any such Incremental Equivalent Debt incurred prior to the 12-month anniversary of the Effective Date that is pari passu with any then-outstanding Incremental Term B Loans in right of payment and with respect to security may not be more than 0.50% per annum higher than the Effective Yield applicable to such then-outstanding Incremental Term B Loans unless the Applicable Rate with respect to such then-outstanding Incremental Term B Loans is adjusted such that the Effective Yield on such then-outstanding Incremental Term B Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Equivalent Debt,

(h)           if such Indebtedness is (i) secured by a Lien on the Collateral that is pari passu with or junior to the Lien securing the Loans or (ii) subordinated in right of payment to the Obligations, then, in each case, the holders of such Indebtedness shall be (x) in the case of clause (i), party to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent or (y) in the case of clause (ii), party to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent,

(i)            no Incremental Equivalent Debt may be (i) guaranteed by any Subsidiary which is not a Loan Party or (ii) secured by any asset of the Borrower or any Subsidiary other than the Collateral, and

(j)            except as otherwise permitted herein (including with respect to margin, pricing, maturity and fees), (A) the terms of such Incremental Equivalent Debt (other than Incremental Equivalent Debt in the form of a revolving credit facility), if not substantially consistent with those applicable to any then-existing Incremental Term Loans, must be reasonably acceptable to the Administrative Agent (it being agreed that any terms applicable to such Incremental Equivalent Debt (x) which are applicable only after the Maturity Date and/or (y) that are, taken as a whole, more favorable to the lenders of such Incremental Equivalent Debt than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders shall, in each case, be deemed to be satisfactory to the Administrative Agent; provided that, in the event any such Incremental Equivalent Debt includes a financial covenant, then such financial covenant shall be added for the benefit of the Lenders) and (B) the terms of any such Incremental Equivalent Debt in the form of a revolving credit facility, if not substantially consistent with those applicable to the Revolving Loans, must be reasonably acceptable to the Administrative Agent (it being agreed that any terms applicable to such Incremental Equivalent Debt (1) which are applicable only after the Maturity Date and/or (2) that are more favorable to the lenders of such Incremental Equivalent Debt than those contained in the Loan Documents and are then conformed (or added) to the Loan Documents for the benefit of the Lenders shall be deemed satisfactory to the Administrative Agent).

“Incremental Term B Loans” has the meaning assigned to such term in Section 2.21(d).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out, deferred or similar obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable and (z) expenses accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) obligations under sale and leaseback transactions to the extent such obligations are not reflected as a liability on the consolidated balance sheet of the Borrower or (iv) obligations under any Swap Agreements.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan -Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(b).

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, its Subsidiaries or any of its other Affiliates, (d) a natural person or any company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or a relative thereof or (e) a Disqualified Institution.

“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form separately provided by the Administrative Agent to the Borrower prior to the Effective Date or in a form approved by the Administrative Agent.

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“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) and any Loan that bears interest at the Japanese Prime Rate, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such RFR Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning assigned to it in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Japanese Prime Rate” means for any Loan denominated in Japanese Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Japanese Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBO Rate for the five most recent Business Days preceding such day for which the TIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBO Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided that, for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBO Rate on any day shall be based on the TIBO Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Japanese Yen for a maturity of one month.

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“Japanese Yen” or “¥” means the lawful currency of Japan.

“JVs/Unrestricted Subsidiaries Investments Basket” has the meaning assigned to it in Section 6.04(k).

“LC Collateral Account” has the meaning assigned to it in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the relevant Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LCT Election” has the meaning assigned to it in Section 1.08.

“LCT Test Date” has the meaning assigned to it in Section 1.08.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(d).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.21, pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

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“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or similar permitted Investment, the consummation of which is not conditioned on the availability of or on obtaining third party financing.

“Limited Condition Transaction” means (a) any Limited Condition Acquisition, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (c) any declaration of a Restricted Payment by the Borrower requiring irrevocable notice in advance thereof.

“Liquidity” shall mean at any time the lesser of (i) the greater of (x) $361,000,000 and (y) 100% of LTM EBITDA and (ii) the aggregate amount of unrestricted and unencumbered (other than Liens securing the Secured Obligations and Permitted Encumbrances) cash and Cash Equivalent Investments maintained by the Borrower and its Restricted Subsidiaries as of such date.

“Loan Documents” means, collectively, this Agreement, the Subsidiary Guarantee Agreement, and each supplement or joinder thereto, each promissory note delivered pursuant to this Agreement, each Letter of Credit application, the Collateral Documents, any agreements between the Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit therewith and/or the respective rights and obligations between the Borrower and such Issuing Bank in connection thereunder, and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder (but, for avoidance of doubt, excluding any Swap Agreements and Banking Services Agreements). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean (a) London, England time with respect to any Foreign Currency (other than Euro) and (b) Brussels, Belgium time with respect to Euro, in each case of the foregoing clauses (a) and (b) unless the Borrower is otherwise notified by the Administrative Agent).

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“LTM EBITDA” means, as of any date of determination, Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for the most recently ended Reference Period set forth in the compliance certificate delivered by the Borrower pursuant to Section 5.01(c) in connection with the most recently delivered financial statements pursuant to Section 5.01(a) or (b), as applicable.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means an Acquisition in which the aggregate consideration paid in connection with such Acquisition (including all cash consideration paid, all transaction costs incurred and all Indebtedness incurred or assumed in connection therewith, and the maximum amount payable under any earn-out obligations in connection therewith as reasonably calculated on the date of such Acquisition) equals or exceeds $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower, or the Loan Parties taken as a whole, to perform any of their respective obligations under the Loan Documents, or (c) the material rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Foreign Subsidiary” means any first-tier Foreign Subsidiary which, by itself or together with its Subsidiaries, accounts (excluding intercompany receivables and goodwill) for a portion of assets or EBITDA comprising five percent (5%) or more of the Borrower’s consolidated assets or Consolidated EBITDA, in each case, as reasonably determined by the Borrower as of the end of or for the most recently ended Reference Period.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means intellectual property that is material to the business operations of the Borrower and its Restricted Subsidiaries taken as a whole.

“Material U.S. Subsidiary” means a Subsidiary (other than an Excluded Subsidiary) which, by itself or together with its Subsidiaries, accounts (excluding intercompany receivables and goodwill) for a portion of assets or EBITDA comprising five percent (5%) or more of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

“Maturity Date” means the earlier of (i) July 21, 2030 and (ii) the Springing Maturity Date; provided, however, that, if, in either case, such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower or an ERISA Affiliate.

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“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(f).

“Non-U.S. Lender” means a Recipient that is not a U.S. Person.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that, if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligations to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or, following the occurrence and during the continuance of any Event of Default, sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or Section 9.02(f)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

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“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the NYFRB Rate and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” has the meaning assigned to it in Section 9.15.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary that satisfies all of the following conditions, which in the case of a Limited Condition Acquisition shall be subject to Section 1.08:

(a)           both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, no Default or Event of Default shall have occurred and be continuing;

(b)           both before and immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10;

(c)           if the aggregate consideration paid in connection with such Acquisition (including all cash consideration paid, all transaction costs incurred and all Indebtedness incurred or assumed in connection therewith, and the maximum amount payable under any earn-out obligations in connection therewith as reasonably calculated on the date of such Acquisition) exceeds $150,000,000, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating financial covenant compliance on a Pro Forma Basis, together with copies of corresponding pro forma financial statements, in each case in form and substance satisfactory to the Administrative Agent;

(d)           such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose Equity Interests are to be acquired; and

(e)           in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving entity shall be a Loan Party or shall become a Loan Party in accordance with Section 5.09;

provided that the aggregate amount of Investments consisting of Permitted Acquisitions made after the Effective Date by Loan Parties in assets that are not or do not become owned by a Loan Party or in Equity Interests of Persons that do not become Loan Parties, in each case measured at the time such Investment is made, shall not exceed the greater of $72,200,000 and 20% of LTM EBITDA.

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“Permitted Call Spread Swap Agreements” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Notes (such transaction, a “Bond Hedge Transaction”) and (b) any Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Notes (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for such agreements of such type (as determined by the Borrower in good faith), (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Notes and (iii) in the case of clause (b) above, such Swap Agreement would be classified as an equity instrument in accordance with GAAP.

“Permitted Convertible Notes” means (A) any unsecured notes issued by the Borrower in accordance with the terms and conditions of Section 6.01 that are convertible into shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is six (6) months after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (which change of control or other fundamental change, for the avoidance of doubt, constitutes a “Change in Control” hereunder), which purchase is settled on a date no earlier than a date following a period of time customary for convertible Indebtedness of such type (as mutually determined by the Borrower and the initial purchaser, underwriter or investor, as applicable, in good faith) following the date the Borrower sends the related notice with respect to such change of control or other fundamental change nor (y) any right to early conversion or actual early conversion of any Permitted Convertible Notes in accordance with the terms thereof, in either case, shall violate the foregoing restriction), (iii) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Loan Parties (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated to the Secured Obligations on terms not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness), (iv) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of any Loan Party (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) that is customary for convertible Indebtedness of such type (as mutually determined by the Borrower and the initial purchaser, underwriter or investor, as applicable, in good faith) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision and (v) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the Borrower, in good faith), (B) the 2026 Convertible Senior Notes and (C) the 2030 Convertible Senior Notes.

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“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           real property lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           (i) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (including such deposits to secure letters of credit issued for such purpose) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

(g)           the filing of Uniform Commercial Code financing statements and similar filings made solely as a precautionary measure in connection with an operating lease;

(h)           customary Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry and (iii) in favor of securities and custodial intermediaries encumbering commodity accounts, brokerage accounts or other deposits and investment property contained therein (including the right of setoff) and which are within the general parameters customary in such industry;

(i)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and permitted under Section 6.09;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business which payments are not overdue for a period of more than sixty (60) days or which are being contested in compliance with Section 5.04;

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(k)           any retained interest or title of a licensor, sublicensor, lessor or sublessor under licenses and leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business; and

(l)            leases, licenses, subleases or sublicenses granted by the Borrower or any Restricted Subsidiary and not interfering in any material respect with the ordinary conduct of business of the Borrower or such Restricted Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” means, with respect to any Acquisition, that the Borrower is in pro forma compliance with the applicable financial covenants set forth in Section 6.10 (or any more restrictive financial ratio required hereunder, as applicable), recomputed (a) as if such Acquisition (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first day of the most recent four (4) fiscal quarter period preceding the date of such Acquisition for which the Borrower has delivered financial statements pursuant to Section 5.01(a) or (b) and the corresponding certificate pursuant to Section 5.01(c), (b) with Consolidated Senior Secured Debt, Consolidated Total Debt, cash and Cash Equivalent Investments measured as of the date of such Acquisition and immediately after giving effect to such Acquisition and any Indebtedness incurred or assumed in connection therewith, and (c) with Consolidated EBITDA and Consolidated Interest Charges measured for the Reference Period then most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.01(a) or (b) and the corresponding certificate pursuant to Section 5.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

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“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or other obligation of such Loan Party becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Ratification Agreement” means the Ratification and Reaffirmation of Collateral Documents, dated as of the date hereof, by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Borrower ending on such date.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (ii) if such Benchmark is the EURIBO Rate, 11:00 a.m., Brussels time two (2) TARGET Days preceding the date of such setting, (iii) if such Benchmark is the TIBO Rate, 11:00 a.m. Japan time two (2) Business Days preceding the date of such setting, (iv) if the RFR for such Benchmark is SONIA, then four (4) RFR Business Days prior to such setting, (v) if, following a Benchmark Transition Event and the Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four (4) RFR Business Days prior to such setting, (vi) if the RFR for such Benchmark is SARON, then five (5) RFR Business Days prior to such setting or (vii) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR, the EURIBO Rate, the TIBO Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Convertible Notes” has the meaning assigned to such term in Section 6.06.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

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“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in U.S. Dollars, the Federal Reserve Board and/or the NYFRB or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBO Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate or (v) with respect to any RFR Borrowing denominated in Pounds Sterling, Swiss Francs or U.S. Dollars, the applicable Daily Simple RFR, in each case, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euro, the EURIBO Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBO Screen Rate or (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, as applicable.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

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“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Financial Officer or other executive officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” means a revolving loan made pursuant to Section 2.01.

“RFR” means, for any RFR Loan denominated in (a) Pounds Sterling, SONIA, (b) Swiss Francs, SARON and (c) U.S. Dollars, Daily Simple SOFR (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), and when used in reference to any Loan or Borrowing, means that such Loan, or the Loan comprising such Borrowing, bears interest at a rate determined by reference to the applicable Adjusted Daily Simple RFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (c) U.S. Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea, Kherson and Zaporizhzhia Regions of Ukraine, Cuba, Iran, North Korea and Syria).

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“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“Secured Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any and all Banking Services Agreements with a Banking Services Provider.

“Secured Obligations” means, collectively, all Obligations, Secured Swap Obligations and Secured Banking Services Obligations.

“Secured Parties” means, collectively, the holders of the Secured Obligations from time to time and shall include (a) each Lender and the Issuing Bank in respect of their Loans, LC Exposure and Swingline Exposure, (b) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Loan Parties of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Swap Provider and Banking Services Provider in respect of Secured Swap Obligations and Secured Banking Services Obligations, (d) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Loan Parties to such Person hereunder and under the other Loan Documents, and (e) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.

“Secured Swap Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Swap Provider, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided, however, that for any applicable Guarantor, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

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“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement, dated as of November 20, 2017, among the Loan Parties and the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time.

“Shared Incremental Amount” means, as of any date of determination, (a) the greater of (i) $361,000,000 and (ii) 100% of LTM EBITDA minus (b) the aggregate principal amount of all Incremental Revolving Facilities, Incremental Term Loans and/or Incremental Equivalent Debt incurred or issued in reliance on the Shared Incremental Amount.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means that the Borrower and the Subsidiaries on a consolidated basis are “solvent” within the meaning given such term and similar terms under applicable laws relating to fraudulent transfers and conveyances, including that (a) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, exceeds their aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the assets of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

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“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Representations” means (a) the representations made by the Loan Parties with respect to Section 3.01, Section 3.02 (solely as it relates to entering into any amendment relating to the applicable Limited Condition Acquisition and performance of the Loan Documents), Section 3.03(b) (solely as it relates to the organizational documents of such Loan Party), Section 3.08, Section 3.13, Section 3.14 (solely with respect to the last sentence thereof), and Section 3.16 (solely with respect to the Loan Parties prior to the applicable Limited Condition Acquisition) or (b) any corresponding representations made by the Loan Parties in any other Loan Document.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transaction” has the meaning assigned to it in the definition of “Consolidated EBITDA”.

“Springing Maturity Date” means the date that is 91 days prior to the “Maturity Date” (as defined in the 2030 Convertible Senior Notes Indenture as in effect on the Effective Date) of the 2030 Convertible Senior Notes (such date, the “Early Maturity Date”); provided that no Springing Maturity Date shall occur if, on or prior to the Early Maturity Date, either (i) all of the 2030 Convertible Senior Notes are repaid, redeemed, discharged or defeased (in accordance with the terms thereof and the 2030 Convertible Senior Notes Indenture) or (ii) the 2030 Convertible Senior Notes are refinanced such that the maturity date of any Indebtedness that refinances the 2030 Convertible Senior Notes is on or after October 21, 2030; provided further that no Springing Maturity Date shall occur if, as of the Early Maturity Date, the positive difference between (I) the Adjusted Liquidity as of such date minus (II) the principal amount of the 2030 Convertible Senior Notes outstanding as of such date is greater than or equal to $150,000,000 and the Borrower shall have delivered to the Administrative Agent a certificate on the Early Maturity Date (or the Business Day immediately preceding the Early Maturity Date if the Early Maturity Date is not a Business Day) certifying that the positive difference between (I) the Adjusted Liquidity as of such date minus (II) the principal amount of the 2030 Convertible Senior Notes outstanding as of such date is greater than or equal to $150,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate, as applicable, for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment and performance to the Obligations.

“Subsequent Transaction” has the meaning assigned to it in Section 1.08.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement by each Subsidiary Guarantor in favor of the Credit Parties, substantially in the form of Exhibit G hereto, and each supplement or joinder thereto.

“Subsidiary Guarantors” means, collectively, the Material U.S. Subsidiaries of the Borrower that are a party to the Subsidiary Guarantee Agreement.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Swap Agreement, in its capacity as a party thereto, or (ii) with respect to any Swap Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

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“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Syndication Agent” means each of Citibank, N.A. and Wells Fargo Bank, N.A., in its capacity as a Syndication Agent under this Agreement.

“Swiss Francs” means the lawful currency of Switzerland.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

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“TIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, the TIBO Screen Rate two (2) Business Days prior to the commencement of such Interest Period.

“TIBO Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m., Japan time, two (2) Business Days prior to the commencement of such Interest Period.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Trade Date” has the meaning assigned to such term in Section 9.04(f)(i).

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate, the Adjusted AUD Rate, the Alternate Base Rate, the Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure.

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“Unrestricted Subsidiary” means (a) any Subsidiary that is (i) listed on Schedule 5.12 on the Effective Date or (ii) designated by the Borrower as an Unrestricted Subsidiary after the Effective Date pursuant to Section 5.12 and (b) any subsidiary of any Person described in clause (a) above.

“U.S. Dollars” or “$” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Swap Agreement”.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

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Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any law, agreement, instrument or other document herein shall be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standard Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated outstanding principal amount thereof. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Notes shall at all times be valued at the full stated outstanding principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.

(b)           Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” only those leases that would constitute capital leases in conformity with GAAP prior to January 1, 2019 shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

(c)           Notwithstanding anything to the contrary contained in Section 1.04(a), with respect to the definitions and the calculation of amounts and ratios contained herein, the accounting for revenue recognition from contracts with customers and the impact of such accounting, GAAP shall mean (i) for all periods prior to December 1, 2018, Financial Accounting Standards Board Accounting Standards Codification 605, and (ii) for all periods from and after December 1, 2018, Financial Accounting Standards Board Accounting Standards Codification 606.

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Section 1.05 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in U.S. Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of any Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit at any time shall be deemed to be the Dollar Amount of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 Limited Condition Transactions. As it relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a)           determining compliance with any provision of this Agreement (other than for testing actual compliance with Section 6.10) which requires the calculation of the Consolidated Senior Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio or the Consolidated Interest Charge Coverage Ratio,

(b)           determining compliance with representations, warranties, Defaults or Events of Default; or

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(c)            testing availability under baskets or exceptions set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or LTM EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements or irrevocable notice for such Limited Condition Transaction are entered into or delivered, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test (including compliance with representations, warranties, Defaults and Events of Default) or basket shall be deemed to have been complied with; provided that, with respect to clause (b) of this Section 1.08, to the extent the relevant action requires no Default or Event of Default (as applicable) to have occurred, no Default or Event of Default (as applicable) shall exist and be continuing at the time of the LCT Test Date and no Event of Default under Section 7.01(a), (b), (h) or (i) shall have exist and be continuing immediately prior to or immediately after giving effect to such Limited Condition Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio or test (other than for testing actual compliance with Section 6.10) with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, the redemption or repayment of Indebtedness, mergers or the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or any Restricted Subsidiary (each, a “Subsequent Transaction”), following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio or test shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) solely with respect to the making of a Restricted Payment, assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. In addition, in the case of any Revolving Loan and/or Incremental Term Loan obtained for the purposes of financing a Limited Condition Acquisition, the only representations and warranties the accuracy of which shall be a condition to funding such Revolving Loan and/or Incremental Term Loan shall be (I) the Specified Representations and (II) the representations and warranties made by the sellers or by or on behalf of the applicable target in the purchase, acquisition or similar agreement governing such acquisition as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliates or Subsidiaries) has the right (determined without regard to any notice requirement) not to consummate or the right to terminate (or cause the termination of) the Borrower’s (or such Affiliates’ or Subsidiaries’) obligations under such purchase, acquisition or other agreement as a result of a breach of such representations or warranties in such purchase, acquisition or other agreement (or the failure of such representations or warranties to be accurate or to satisfy the closing conditions in such purchase, acquisition or other agreement applicable to such representations or warranties).

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Section 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 Classification, Reclassification, Division, etc.. For purposes of determining compliance at any time with Sections 2.21, 6.01, 6.02, 6.04, 6.06 and/or 6.09 with respect to the amount of any Indebtedness, Liens, Investments, Restricted Payment and/or Dispositions, as applicable, in the event such Indebtedness, Liens, Investment, Restricted Payment, and/or Disposition, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 2.21, 6.01, 6.02, 6.04, 6.06, and/or 6.09, as applicable, the Borrower, in its sole discretion, may, from time to time, classify or reclassify, or later divide, classify or reclassify such transaction or item (or any portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that, for purposes of Section 6.01, all Indebtedness incurred under the Loan Documents will be deemed to have been incurred in reliance only on the exception in Section 6.01(a).

Article II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrower in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in, subject to Sections 2.04 and 2.11(c), (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the Dollar Amount of the Total Revolving Credit Exposure exceeding the Aggregate Commitment or (iii) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02 Loans and Borrowings.

(a)           Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)           Subject to Section 2.14, each Revolving Borrowing shall be comprised (i) in the case of Borrowings in U.S. Dollars, entirely of ABR Loans or Term Benchmark Loans and (ii) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in U.S. Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (so long as such election does not increase the Borrower’s costs hereunder), and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c)           At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $500,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥50,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 500,000 units of such currency and that has a Dollar Amount in excess of $500,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $1,000,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥100,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 1,000,000 units of such currency and that has a Dollar Amount in excess of $1,000,000. At the time that each ABR Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of thirteen (13) Term Benchmark Borrowings or RFR Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request (a) by written notice (via a written Borrowing Request) (i) in the case of a Term Benchmark Borrowing denominated in U.S. Dollars, not later than 12:00 noon, New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euro, Japanese Yen or Australian Dollars, not later than 12:00 noon, New York City time, four (4) Business Days before the date of the proposed Borrowing, (iii) in the case of an RFR Borrowing denominated in Pounds Sterling, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of the proposed Borrowing and (iv) in the case of an RFR Borrowing denominated in Swiss Francs, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of the proposed Borrowing or (b) by written notice (via a written Borrowing Request signed by a Responsible Officer of the Borrower) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent; provided further that, notwithstanding the foregoing, the effectiveness of any Borrowing Request delivered in connection with an Acquisition may be conditioned upon the consummation of such Acquisition. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the Agreed Currency and the aggregate principal amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(iv)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

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(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in U.S. Dollars. If no election as to the Type of Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03 a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate, the Japanese Prime Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate or the Japanese Prime Rate), 2.14(a) and 2.14(f)), as applicable.

Section 2.04 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a)           any Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Loan and (ii)(A) with respect to any Term Benchmark Loan, each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month);

(b)           any Letter of Credit denominated in a Foreign Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and

(c)           any Credit Event, on any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

Section 2.05 Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in U.S. Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Dollar Amount of the Total Revolving Credit Exposure exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

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(b)          To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender will make each Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)          The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

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(e)           Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

Section 2.06 Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Issuing Bank shall not be under any obligation to issue a Letter of Credit that would result in more than a total of twenty (20) Letters of Credit outstanding. The Issuing Bank (i) agrees to issue Letters of Credit in an aggregate outstanding amount not to exceed its Letter of Credit Commitment and (ii) may in its discretion (but without any obligation to do so) issue Letters of Credit in an amount exceeding the committed portion of its Letter of Credit Commitment, in each case on the terms and conditions set forth herein. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Countries that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (iii) in any manner that would result in a violation of one or more policies of such Issuing Bank applicable to letters of credit generally or (iv) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular.

(b)           Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days (or such shorter period as may be agreed by the relevant Issuing Bank)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the relevant Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, subject to Sections 2.04 and 2.11(c), (i) the Dollar Amount of the LC Exposure shall not exceed $25,000,000, (ii) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed the Issuing Bank’s Letter of Credit Commitment, (iii) the Dollar Amount of the Total Revolving Credit Exposure of all Lenders shall not exceed the Aggregate Commitment and (iv) the Dollar Amount of the Revolving Credit Exposures of all Lenders denominated in Foreign Currencies shall not exceed the Foreign Currency Sublimit. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

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(c)           Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one (1) year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Borrower and the relevant Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above) (each such Letter of Credit, an “Evergreen LOC”); provided further that the Borrower may request the issuance of a Letter of Credit with an expiration date later than the date set forth in clause (i) or (ii) above, and such Issuing Bank may allow the automatic extension of any Evergreen LOC with an expiration date (after giving effect to such extension) later than the date set forth in clause (i) or (ii) above, if, prior to such issuance or extension, the Borrower provides to such Issuing Bank cash collateral in accordance with the procedures set forth in Section 2.06(j) in an amount in cash equal to one hundred five percent (105%) of the LC Exposure as of such date in respect of such Letter of Credit or Evergreen LOC, as the case may be, plus any accrued and unpaid interest thereon.

(d)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, the relevant Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the relevant Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

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(e)           Reimbursement. If the relevant Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with (i) to the extent such LC Disbursement was made in U.S. Dollars, an ABR Revolving Borrowing, Term Benchmark Revolving Borrowing or Swingline Loan in U.S. Dollars in an amount equal to such LC Disbursement or (ii) to the extent that such LC Disbursement was made in a Foreign Currency, a Term Benchmark Revolving Borrowing or RFR Revolving Borrowing in such Foreign Currency in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, Term Benchmark Revolving Borrowing, RFR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the relevant Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, Term Benchmark Revolving Loans, RFR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in U.S. Dollars, in an amount equal to the Dollar Amount thereof calculated on the date such LC Disbursement is made.

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(f)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the relevant Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures. Each Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the applicable Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

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(h)           Interim Interest. If any Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made and notice thereof is provided to the Borrower in accordance with paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Term Benchmark Revolving Loans) and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of the Issuing Bank.

(i)            Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii)           Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j)            Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in cash, in the original currency, equal to one hundred five percent (105%) of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or Section 2.06(c), if any LC Exposure remains outstanding after the expiration date specified in Section 2.06(c), the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

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(k)           Letters of Credit Under Existing Credit Agreement. The “Letters of Credit” outstanding under the Existing Credit Agreement shall constitute Letters of Credit hereunder.

(l)            Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate such Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(m)           Issuing Bank Agreements. Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount and currency of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), (ii) on each Business Day on which such Issuing Bank pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount and currency of such payment(s), (iii) on any Business Day on which the Borrower fails to reimburse any amount required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Section 2.07 Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to (x) in the case of Loans denominated in U.S. Dollars, an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, and (y) in the case of Loans denominated in a Foreign Currency, an account of the Borrower in the relevant jurisdiction and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

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(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of an ABR Borrowing, prior to 1:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08 Interest Elections.

(a)           Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by written Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to the Borrower for such Borrowing when it was made.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in U.S. Dollars), a Term Benchmark Borrowing or an RFR Borrowing; and

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(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that a Central Bank Rate, the Japanese Prime Rate and Daily Simple SOFR shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate or the Japanese Prime Rate), 2.14(a) and 2.14(f), as applicable.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing denominated in U.S. Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one (1) month. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing denominated in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (x) (A) each Term Benchmark Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing immediately and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in a Foreign Currency shall bear interest at the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall either be (A) converted to an ABR Borrowing denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that, if no election is made by the Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

Section 2.09 Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Commitments shall terminate on the Maturity Date.

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(b)          The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the Dollar Amount of any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the Dollar Amount of the Total Revolving Credit Exposure would exceed the Aggregate Commitment.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10 Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date in the currency of such Revolving Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

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(e)           Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.11 Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that each prepayment shall be in an aggregate amount that is (i) an integral multiple of (A) in the case of a Borrowing denominated in U.S. Dollars, $100,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥10,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Amount in excess of $100,000, and (ii) not less than (A) in the case of a Borrowing denominated in U.S. Dollars, $500,000, (B) in the case of a Borrowing denominated in Japanese Yen, ¥50,000,000, and (C) in the case of a Borrowing denominated in any other Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 500,000 units of such currency and that has a Dollar Amount in excess of $500,000.

(b)           The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice (including via an Approved Borrower Portal if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the Swingline Lender) of any prepayment hereunder (i)(x) in the case of prepayment of a Term Benchmark Borrowing denominated in U.S. Dollars, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (y) in the case of prepayment of a Term Benchmark Borrowing denominated in Euro, Japanese Yen or Australian Dollars, not later than 12:00 noon, New York City time, four (4) Business Days before the date of prepayment and (z) in the case of prepayment of an RFR Borrowing, not later than 12:00 noon, New York City time, five (5) RFR Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such telephonic and written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) any break funding payments to the extent required by Section 2.16.

(c)            If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of the Total Revolving Credit Exposure of all Lenders (calculated, with respect to Revolving Loans and LC Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Lender’s Revolving Loans and LC Exposure) exceeds the Aggregate Commitment or (ii) solely as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the Aggregate Commitment or (B) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date, exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, the Borrower shall, in each case, immediately (or, in the case of an overdraw resulting solely from fluctuations in currency exchange rates as described in the foregoing clause (ii), within two (2) Business Days after receiving notice thereof from the Administrative Agent) repay Revolving Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the Dollar Amount of the Total Revolving Credit Exposure (so calculated) to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

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Section 2.12 Fees.

(a)           The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate (subject to adjustment as set forth in Section 2.13(g)) on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Swingline Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Swingline Exposure. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be payable in U.S. Dollars, shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate). For purposes of this Section 2.12(a), the unused amount of the Commitment of any Lender shall be deemed to be the excess of (i) the Commitment of such Lender over (ii) the Revolving Credit Exposure of such Lender (exclusive of Swingline Exposure).

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the Dollar Amount of the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the Dollar Amount of the daily maximum stated amount then available to be drawn under such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating to the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay the fees set forth in the Fee Letter to the Administrative Agent, for its own account, in the amounts and at the times set forth therein.

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(d)           All fees payable hereunder shall be paid on the dates due, in U.S. Dollars and immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.

(d)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.

(f)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Pounds Sterling, the Japanese Prime Rate (if applicable), the AUD Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBO Rate, EURIBO Rate, Adjusted TIBO Rate, TIBO Rate, Adjusted AUD Rate, AUD Rate, Adjusted Daily Simple RFR, Daily Simple RFR, Central Bank Rate or Japanese Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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(g)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determines that (x) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that, if any such restatement or adjustment would have resulted in a lower pricing for any other period (each, a “Lower Priced Period”), there shall be deducted from such additional interest and fees an amount equal to (but in no event greater than the amount of such additional interest and fees) the excess of interest and fees actually paid for such Lower Priced Period over the amount of interest and fees that should have been paid during such Lower Priced Period. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder for the limited period ending on the date that is the later to occur of (x) one (1) year following the date upon which such termination and repayment occurred and (y) two (2) months following the date upon which the Borrower’s annual audited financial statements, which include the period during which such termination and repayment occurred, become publicly available.

Section 2.14 Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)            the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate (including because the Relevant Screen Rate is not available or published on a current basis) for the applicable currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Agreed Currency; or

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(ii)           the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in U.S. Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in U.S. Dollars so long as the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for U.S. Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in U.S. Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for U.S. Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in U.S. Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

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(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to U.S. Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14 or any related definitions.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBO Rate, the TIBO Rate or the AUD Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

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(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in U.S. Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in U.S. Dollars so long as the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in U.S. Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in U.S. Dollars so long as the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for U.S. Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in U.S. Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in U.S. Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or, in the case of Japanese Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in U.S. Dollars (in an amount equal to the Dollar Amount of such Foreign Currency) immediately or (B) be prepaid in full immediately.

Section 2.15 Increased Costs.

(a)           If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted Term SOFR Rate, the Adjusted EURIBO Rate, the Adjusted TIBO Rate or the Adjusted AUD Rate, as applicable);

(ii)           impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement, any Loan Document or Loan made by such Lender or any Letter of Credit or participation therein; or

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(iii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or other Recipient of making, continuing, converting or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of any Loan Document or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.16 Break Funding Payments.

(a)          With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(f) or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)          With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or 9.02(f) or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17 Taxes; Payments Free of Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d)           Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the Beneficial Owner, an executed copy of Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the phrase “applicable law” includes FATCA.

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Section 2.18 Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Setoffs.

(a)           The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the Borrower from time to time, except payments to be made directly to the Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest or Letter of Credit participation fees or fronting fees in respect of any Loan or LC Disbursement or the LC Exposure shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement or the LC Exposure, as applicable, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Borrower hereunder in such Foreign Currency shall instead be made when due in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b)          Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied as specified by the Borrower or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable to the Administrative Agent; second, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts (other than principal, interest, commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees) payable to the Lenders and Issuing Banks; third, to pay that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees and interest then due and payable on the Loans and other Obligations, ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause third payable to them; fourth, to pay that portion of the Secured Obligations constituting unpaid principal on the Loans and unreimbursed LC Disbursements and any Secured Banking Services Obligations and Secured Swap Obligations then owing, ratably among the Lenders, Issuing Banks, the Swap Providers and the Banking Services Providers in proportion to the respective amounts described in this clause fourth held by them; fifth, to the Administrative Agent for the benefit of Issuing Banks and the Lenders, to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit in accordance with Section 2.06(j); and sixth, to pay any other Secured Obligation then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause sixth payable to them. Notwithstanding the foregoing, Secured Banking Services Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider. Each Banking Services Provider or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto. No Banking Services Provider or Swap Provider that obtains the benefits of this Section 2.18(b), Subsidiary Guarantee Agreement or any Collateral by virtue of the provisions hereof or of the Subsidiary Guarantee Agreement or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Banking Services Obligations or Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider. Secured Swap Obligations that constitute Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to amounts received from other Loan Parties or their assets to preserve the allocation to Secured Swap Obligations otherwise set forth in this Section 2.18(b).

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(c)          At any time that payments are not required to be applied in the manner required by Section 2.18(b), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

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Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) if such consent would be required under Section 9.04(b)(i), the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, Issuing Banks), which consent shall not unreasonably be withheld, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (y) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof so long as no changes to the form attached as Exhibit A adversely affect the exiting Lender; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto other than as contemplated by the Assignment and Assumption.

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Section 2.20 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment, if any, of such Defaulting Lender pursuant to Section 2.12(a);

(b)           any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

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(d)           if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i)             all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (A) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (B) such reallocation does not cause the Revolving Credit Exposure of any such non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, cash collateralize for the benefit of Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)           so long as such Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or extend any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with clause (d) above, and (ii) participating interests in any newly made Swingline Loan or any newly issued, amended or extended Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with clause (d)(i) above (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the relevant Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

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In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

The provisions hereof relating to Defaulting Lenders shall not impair any rights or remedies that the Borrower may have against any Defaulting Lender hereunder or under applicable law.

Section 2.21 Expansion Option; Incremental Facilities.

(a)           The Borrower may from time to time elect to increase the Commitments (each such increase, an “Incremental Revolving Facility”) or enter into one or more additional tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $10,000,000 and an integral multiple of $5,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Incremental Revolving Facilities and Incremental Term Loans does not exceed the sum of (A) the Shared Incremental Amount (as in effect at the time of determination) and (B) an unlimited additional amount so long as, in the case of this clause (B) only, immediately after giving effect (including pro forma effect) to such Incremental Revolving Facility and/or such Incremental Term Loans (assuming that any such Incremental Revolving Facility and/or Incremental Term Loans, as applicable, are drawn in full (but excluding the proceeds of any such Incremental Revolving Facility and/or Incremental Term Loans, as applicable, for purposes of calculating Liquidity in the calculation of the Consolidated Senior Secured Net Leverage Ratio)) (and after giving pro forma effect to any transactions to be consummated in connection therewith), the Borrower would be in compliance with the financial covenant set forth in Section 6.10(a) (as in effect on the Effective Date, but after giving effect to the Acquisition Holiday Period, to the extent applicable) calculated on a pro forma basis; provided that, for the avoidance of doubt, Incremental Revolving Facilities and Incremental Term Loans may be incurred pursuant to this clause (B) prior to utilization of the amount set forth in clause (A) of this sentence. Each request from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Incremental Revolving Facility or Incremental Term Loans. The Borrower may arrange for any such Incremental Revolving Facility or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender” and, together with each Increasing Lender, collectively, the “Additional Lenders”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Borrower and, except in the case of an Incremental Term Loan, the Administrative Agent, the Swingline Lender and the Issuing Bank, which approvals shall not be unreasonably withheld or delayed, and (ii) (A) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No existing Lender shall have any obligation or be required to provide any Incremental Revolving Facility or any Incremental Term Loan unless it expressly so agrees. No consent of any Lender (other than the Lenders participating in such Incremental Revolving Facility or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21.

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(b)           Incremental Revolving Facilities and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing (and, in the case of an Incremental Revolving Facility or an Incremental Term Loan incurred to finance a Limited Condition Transaction, subject to Section 1.08), no increase in the Commitments (or in the Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Incremental Revolving Facility or Incremental Term Loan, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied both before and immediately after giving effect to such Incremental Revolving Facility or Incremental Term Loan or waived by the Required Lenders, subject to customary so-called “certain fund provisions” or similar provisions in connection with a Limited Condition Transaction, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (B) the Borrower shall be in pro forma compliance with each financial covenant set forth in Section 6.10, recomputed (1) as if such Incremental Revolving Facility or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) had occurred on the first day of the most recent Reference Period preceding the date thereof for which the Borrower has delivered financial statements pursuant to Section 5.01(a) or (b) and the corresponding certificate pursuant to Section 5.01(c), (2) with Consolidated Senior Secured Debt, Consolidated Total Debt, cash and Cash Equivalent Investments measured as of the date of and immediately after giving effect to any funding in connection with such Incremental Revolving Facility or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) and (3) with Consolidated EBITDA and Consolidated Interest Charges measured for the Reference Period then most recently ended for which the Borrower has delivered financial statements pursuant to Section 5.01(a) or (b) and the corresponding certificate pursuant to Section 5.01(c), and (ii) the Administrative Agent shall have received documents (including legal opinions) reasonably satisfactory to it and consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder immediately after giving effect to such Incremental Revolving Facility or Incremental Term Loan.

(c)           On the effective date of any Incremental Revolving Facility, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Incremental Revolving Facility and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan and each RFR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

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(d)          The Incremental Term Loans (i) shall rank pari passu in right of payment and security with the Loans (and may not be guaranteed by any Subsidiary which is not a Loan Party or secured by any asset of the Borrower or any Subsidiary other than the Collateral), (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date), (iii) shall have a weighted average life to maturity that is no earlier than the weighted average life to maturity of any then-existing Incremental Term Loans and (iv) shall be treated substantially the same as (and in any event no more favorably than) the Loans; provided that (A) the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial covenants or other covenants or prepayment requirements applicable only during periods after the Maturity Date (or, in the case of Incremental Term Loans marketed as term “B” loans to institutional investors (“Incremental Term B Loans”), such covenants and prepayment requirements may be applicable prior to the Maturity Date if, in the reasonable judgment of the Borrower and the Administrative Agent, such covenants and prepayment requirements are customarily included for such loans and, in the case of such mandatory prepayments, such Incremental Term B Loans may participate in such prepayments on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with any then-existing Incremental Term Loans), (B) the Incremental Term Loans may be priced differently than (and may have most favored nation (MFN) pricing provisions not applicable to) the Loans (provided that the Effective Yield applicable to any such Incremental Term Loans incurred prior to the 12-month anniversary of the Effective Date that are pari passu with any then-outstanding Incremental Term B Loans in right of payment and with respect to security may not be more than 0.50% per annum higher than the Effective Yield applicable to such then-outstanding Incremental Term B Loans unless the Applicable Rate with respect to such then-outstanding Incremental Term B Loans is adjusted such that the Effective Yield on such then-outstanding Incremental Term B Loans is not more than 0.50% per annum less than the Effective Yield with respect to such Incremental Term Loans), (C) any Incremental Term Loan Amendment with respect to Incremental Term B Loans may (I) include such features as are, in the reasonable judgment of the Borrower and the Administrative Agent, customarily applicable to such type of loans (including but not limited to the ability to do refinancing amendments, extensions/loan modification offers and repurchases of such Incremental Term B Loans and limitations on the applicability of financial covenants to such Incremental Term B Loans), (II) provide for additional Collateral hereunder so long as such Collateral is shared on a pari passu basis with the Loans and (III) except as otherwise set forth in this clause (d), have interest rate margins, upfront fees, original issue discounts, interest rate floors and any customary arrangement or commitment fees applicable thereto, in each case, as determined by the Borrower and the applicable Additional Lender and (D) any lenders holding Incremental Term B Loans may agree in advance pursuant to an Incremental Term Loan Amendment to certain modifications to the negative (but not financial maintenance) covenants set forth in Article VI hereof so long as such modifications are either (1) not applicable under this Agreement until such time as, and to the extent that, the Required Lenders (calculated without giving effect to the lenders holding such Incremental Term B Loans) have otherwise approved such modifications or (2) more favorable to the existing Lenders than the existing negative covenants.

(e)           Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender participating in such Incremental Term Loan, as applicable, and the Administrative Agent. Each Incremental Term Loan Amendment may, without the consent of any other Lenders (except to the extent required pursuant to the provisos in Section 9.02(b)) or the Required Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21. Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

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Section 2.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries (other than Immaterial Subsidiaries) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and, except in each of the following cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Restricted Subsidiaries or any order of any Governmental Authority (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon and material to the Borrower or any of its Restricted Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries (except, with respect to Subsidiaries that are not Subsidiary Guarantors, for such violations, defaults and payment requirements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Borrower or any of its Restricted Subsidiaries.

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Section 3.04 Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Administrative Agent (for itself and the Lenders) (i) its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended November 30, 2024, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) its consolidated balance sheets and statements of income, stockholders equity and cash flows as of and for the fiscal quarters ended February 28, 2025 and May 31, 2025. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Since November 30, 2024, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05 Properties.

(a)           Except for Liens permitted pursuant to Section 6.02, each of the Borrower and its Restricted Subsidiaries has good title to, or (to the knowledge of the Borrower or any Restricted Subsidiary) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 3.05(b)) material to its business, except where the failure to have such title or interests, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 3.05(b)), all trademarks, trade names, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and the use thereof by the Borrower and its Restricted Subsidiaries, to any Loan Party’s knowledge, does not infringe upon the intellectual property rights of any other Person, except for any such infringements, or ownership or license issues, that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)          As of the Effective Date, except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

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(c)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Compliance with Laws and Agreements; No Default. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of all federal income Taxes and all other material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure.

(a)           All written information and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared (it being understood by the Administrative Agent and the Lenders that any such projections are not to be viewed as facts that are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Restricted Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

(b)          As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

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Section 3.12 Subsidiaries. As of the date of this Agreement, Schedule 3.12 is a complete list of (a) each of the Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation and (b) each Material U.S. Subsidiary. Schedule 5.12 identifies each Unrestricted Subsidiary as of the Effective Date.

Section 3.13 Solvency. The Borrower and the Subsidiaries (both before and after giving effect to the Transactions), on a consolidated basis and taken as a whole, are Solvent.

Section 3.14 Use of Proceeds. The proceeds of the Revolving Loans will be used only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business (including the refinancing of existing Indebtedness). No part of the proceeds of any Loan or any Letter of Credit extension hereunder will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any regulations of the Federal Reserve Board, including Regulations T, U and X.

Section 3.15 No Default. No Default or Event of Default has occurred and is continuing or would result from consummation of the Transactions.

Section 3.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or to the knowledge of the Borrower or such Subsidiary employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.17 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.18 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Restricted Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Article IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective, and this Agreement shall not be effective to amend and restate the Existing Credit Agreement, until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Loan Documents. The Administrative Agent (or its counsel) shall have received from each party to the Loan Documents either (i) a counterpart of each Loan Document to which such Person is a party, signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06, may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) that such Person has signed a counterpart of each such Loan Document.

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(b)           Ratification Agreement; Other Collateral Documents. The Administrative Agent shall have received the Ratification Agreement and/or an amended and restated Security Agreement executed and delivered by the Loan Parties, and all other applicable Collateral Documents required to be executed and/or delivered pursuant to the Security Agreement, including such UCC-1 Financing Statements, intellectual property filings and other similar or applicable filings as will be necessary or desirable to provide the Administrative Agent with a perfected, first priority security interest in the Collateral under the Security Agreement and other Collateral Documents, in each case, subject to the requirements, limitations and exceptions set forth in the Collateral Documents.

(c)           [Reserved].

(d)           Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(e)           Organizational Documents and Certificates. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)            Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g)           Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable pursuant to this Agreement and the Fee Letter on or prior to the Effective Date, including, to the extent invoiced at least one day prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees and expenses of legal counsel) required to be reimbursed or paid by the Borrower hereunder.

(h)           Know Your Customer, etc. (i) The Administrative Agent shall have received, at least three (3) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (h) shall be deemed to be satisfied).

(i)            Solvency Certificate. The Administrative Agent and the Lenders shall have received a written certification from a Financial Officer of the Borrower that, both before and immediately after giving effect to all Indebtedness of the Borrower and its Subsidiaries outstanding on the Effective Date (including, for the avoidance of doubt, the aggregate amount of all Loans outstanding and/or to be borrowed hereunder on the Effective Date), the Borrower and its Subsidiaries, on a consolidated basis, taken as a whole, are Solvent and will be Solvent subsequent to incurring such Indebtedness on the Effective Date.

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The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02 Each Credit Event. Subject to Section 1.08, the obligation of each Lender to make a Loan on the occasion of any Borrowing (other than a conversion or continuation of any Loan), and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of (or waiver of in accordance with Section 9.02) the following conditions:

(a)          The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties already qualified by concepts of materiality, in all respects) on and as of the date of such Credit Event (or, to the extent any such representation or warranty is expressly stated to have been made as of a specific earlier date, on and as of such earlier date).

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than a conversion or continuation of any Loans) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than Obligations expressly stated to survive such payment and termination) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)           within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit (except for any qualification or exception resulting from the maturity of any Indebtedness of the Borrower or any Subsidiary within the twelve-month period following the relevant audit date) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b)          within fifty (50) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10, (iii) setting forth reasonably detailed calculations of the Consolidated Total Net Leverage Ratio, (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) including unaudited consolidating information relating to the Borrower and its Subsidiaries and identifying the financial information attributable to the Unrestricted Subsidiaries, which consolidating information shall be certified by such Financial Officer of the Borrower as having been fairly presented in all material respects;

(d)          not later than ninety (90) days after the commencement of any fiscal year, a detailed consolidated budget that has been approved by the Board of Directors of the Borrower for the then current fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f)            promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

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Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) written notice of the following promptly after a Responsible Officer has actual knowledge thereof:

(a)           the occurrence of any Default;

(b)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c)            any change in the information provided in the Beneficial Ownership Certification, to the extent delivered by the Borrower pursuant to Section 4.01(h)(ii), that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section (i) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Progress Software Corporation Fifth Amended and Restated Credit Agreement dated July 21, 2025” and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not (i) prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) apply to expiration of intellectual property rights at the end of their natural statutory term. The Borrower will cause each of its Restricted Subsidiaries that is not a Subsidiary Guarantor (other than an Immaterial Subsidiary) to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not (i) prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) apply to expiration of intellectual property rights at the end of their natural statutory term.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

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Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except as permitted under Section 6.03), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Administrative Agent, upon its request, information in reasonable detail as to the insurance so maintained. The Borrower shall promptly deliver to the Administrative Agent endorsements (x) to all property or casualty insurance policies covering Collateral naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times. In the event the Borrower or any Restricted Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement. The Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries (other than Immaterial Subsidiaries) to, keep proper books of record and accounts in which entries that are full, true and correct in all material respects and that are in conformity with GAAP and which reflect all material financial dealings and material transactions in each case with such materiality relating to the business and activities of the Borrower and its Restricted Subsidiaries (taken as a whole) (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder). The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, at reasonable times upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its Financial Officers and, provided that the Borrower or such Restricted Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be required to reimburse the Administrative Agent or any of its representatives for fees, costs and expenses in connection with the Administrative Agent’s exercise of such rights set forth in this sentence more than one time in any calendar year. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or any designated representative) is then prohibited by law or any agreement binding on any Loan Party or any Restricted Subsidiary or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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Section 5.08 Use of Proceeds. The proceeds of the Loans will be used only for purposes permitted under Section 3.14. No part of the proceeds of any Loan will be used, whether directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any regulations of the Federal Reserve Board, including Regulations T, U and X. No proceeds of any Borrowing or Letter of Credit shall be used, directly or indirectly, (A) for the purpose of furthering any offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09 Additional Subsidiaries. In the event the Borrower acquires or creates any Material U.S. Subsidiary (other than an Excluded Subsidiary) including by means of any Division, or any existing Subsidiary (other than an Excluded Subsidiary) becomes a Material U.S. Subsidiary after the Effective Date, the Borrower shall forthwith promptly (and in any event within thirty (30) days (or such longer time as the Administrative Agent may agree) after the acquisition or creation of such Material U.S. Subsidiary or knowledge of such existing Subsidiary being a Material U.S. Subsidiary) cause such Subsidiary to become a Subsidiary Guarantor by delivering to the Administrative Agent a Subsidiary Guarantee Agreement or a joinder thereto (in the form contemplated thereby), duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Subsidiary Guarantee Agreement, such Subsidiary Guarantee Agreement or joinder to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Notwithstanding anything herein to the contrary (including the five percent (5%) threshold in the definition of “Material U.S. Subsidiary”), the Borrower will cause a sufficient number of its Subsidiaries (other than Excluded Subsidiaries) to be Subsidiary Guarantors in accordance with the requirements of this Section such that, at all times, all Subsidiaries that are not Subsidiary Guarantors (other than Excluded Subsidiaries), collectively, do not comprise more than fifteen percent (15%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

Section 5.10 Additional Collateral; Further Assurances.

(a)           The Borrower will, and will cause each Material U.S. Subsidiary (other than an Excluded Subsidiary) to, cause all of its personal property constituting Collateral (but subject to the exceptions expressly contained in the Collateral Documents) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. The requirements in this Section 5.10(a) shall be satisfied within forty-five (45) days (or such longer time as the Administrative Agent may agree) after the Borrower acquires or forms any Material U.S. Subsidiary (other than an Excluded Subsidiary) or any Subsidiary becomes a Material U.S. Subsidiary. In connection with the requirements of the two preceding sentences, and in each case as the Administrative Agent may reasonably request, the Borrower will use commercially reasonable efforts to deliver to the Administrative Agent, within such forty-five (45) days (or such longer time as the Administrative Agent may agree), fully executed pledging and collateral documentation and filings as may be required under applicable foreign law to provide the Administrative Agent with a perfected, first priority security interest in 65% of the voting capital stock and other voting Equity Interests of any Material Foreign Subsidiaries, along with favorable opinions of foreign counsel regarding such documentation and filings, in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower shall not be required to take such steps to the extent (i) such pledge is prohibited under applicable foreign law or the organizational documents of such Material Foreign Subsidiary (but only if such prohibition in organizational documents cannot be removed through the commercially reasonable efforts of the Borrower), (ii) such pledge requires any governmental or third party consent (not including consents from any Affiliates of the Borrower), (iii) such pledge would cause material adverse tax (including foreign tax) consequences to the Borrower or its Subsidiaries, or (iv) the cost of pledging, perfecting or maintaining such pledge would exceed the practical benefits to the Lenders to be afforded thereby (as determined by the Administrative Agent in its reasonable judgment).

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(b)           Without limiting the foregoing, the Borrower will, and will cause each applicable Material U.S. Subsidiary to, promptly execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by this Agreement, the terms of the Collateral Documents or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the reasonable expense of the Borrower.

Section 5.11 Status of Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent and the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

Section 5.12 Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) before and immediately after giving effect (including giving effect on a pro forma basis) to any such designation, no Event of Default shall have occurred and be continuing or would result therefrom (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) before and immediately after giving effect (including giving effect on a pro forma basis) to any such designation, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.10 and (iii) as of the date of the designation thereof, no Unrestricted Subsidiary owns any Equity Interest in any Restricted Subsidiary of the Borrower (unless such Restricted Subsidiary is also designated as an Unrestricted Subsidiary). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as estimated by the Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that, upon a re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation. Designations of and Investments in Unrestricted Subsidiaries shall only be permitted by utilizing the JVs/Unrestricted Subsidiaries Investment Basket (and no other baskets, including by means of refreshment, redesignation or reclassification, may be used for designations of and Investments in Unrestricted Subsidiaries at any time); provided that, upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, the capacity under the JVs/Unrestricted Subsidiaries Investment Basket shall increase by an amount equal to the fair market value of the Investments of the Borrower and its Restricted Subsidiaries made using the JVs/Unrestricted Subsidiaries Investment Basket in such Unrestricted Subsidiary. Notwithstanding anything set forth in this Agreement to the contrary, (A) the Borrower and its Restricted Subsidiaries shall not be permitted to contribute, dispose of or otherwise transfer legal title to, or license on an exclusive basis, any Material Intellectual Property to any Unrestricted Subsidiary and (B) the Borrower shall not be permitted to designate any Restricted Subsidiary that owns or exclusively licenses any Material Intellectual Property as an Unrestricted Subsidiary (whether upon initial designation or subsequent Investment); provided that the foregoing shall not prevent any Unrestricted Subsidiary from developing, acquiring, licensing or sublicensing (other than acquiring or exclusively licensing from the Borrower and the Restricted Subsidiaries) any Material Intellectual Property for use in the business of such Unrestricted Subsidiary.

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Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than Obligations expressly stated to survive such payment and termination) and all Letters of Credit have expired or terminated, in each case, without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness to the extent the principal amount thereof is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)           Indebtedness of the Borrower to any Restricted Subsidiary and, to the extent permitted by Section 6.04, of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;

(d)           Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary;

(e)           Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed, at any time outstanding, the greater of (A) $54,200,000 and (B) 15% of LTM EBITDA;

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(f)            Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed, at any time outstanding, the greater of (A) $72,200,000 and (B) 20% of LTM EBITDA;

(g)           Indebtedness of the Borrower or any Restricted Subsidiary (i) as an account party in respect of trade letters of credit and bank guarantees issued on account of trade obligations and (ii) constituting reimbursement obligations in respect of surety, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(i)            unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(l);

(j)            Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(k)            indemnification obligations, earnout or similar obligations, or Guarantees, surety bonds or performance bonds securing the performance of the Borrower or any of its Restricted Subsidiaries, in each case incurred or assumed in connection with an Acquisition or disposition or other acquisition of assets permitted hereunder;

(l)            Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(m)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(n)           Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(o)           Indebtedness in respect of obligations that are being contested in accordance with Section 5.04;

(p)           Indebtedness consisting of (i) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and (ii) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

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(q)           Indebtedness representing severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or existing on the Effective Date;

(r)            other Indebtedness of the Borrower or any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (r) shall not exceed, at any time outstanding, the greater of (A) $108,300,000 and (B) 30% of LTM EBITDA;

(s)           Incremental Equivalent Debt;

(t)           Indebtedness of any Restricted Subsidiary that is not a Loan Party (including any Foreign Subsidiary); provided that the aggregate principal amount of Indebtedness permitted by this clause (t) shall not exceed, at any time outstanding, the greater of (A) $72,200,000 and (B) 20% of LTM EBITDA;

(u)           unsecured Indebtedness of the Borrower in an aggregate principal amount not to exceed the amount of net cash proceeds received by the Borrower after the Effective Date from the issuance of common Equity Interests of the Borrower, to the extent not otherwise applied to the Available Amount; and

(v)           other unsecured Indebtedness of the Borrower and its Restricted Subsidiaries; provided that, at the time of the incurrence or assumption of any such Indebtedness and immediately after giving effect thereto, (w) no Default shall have occurred and be continuing, (x) the Consolidated Total Net Leverage Ratio for the most recently ended Reference Period is not in excess of 5.75 to 1.00, calculated on a pro forma basis at the time of incurrence of such unsecured Indebtedness and after giving effect thereto (with Consolidated Total Debt measured as of the date of and after giving effect to such Indebtedness (and the application of proceeds thereof to the repayment of any other Indebtedness) and Consolidated EBITDA measured for the Reference Period then most recently ended), (y) such Indebtedness shall have no amortization and the final maturity date of such Indebtedness shall be no earlier than 180 days after the Maturity Date, and (z) either (i) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption or repurchase, sinking fund obligations or other payment (other than interest) prior to the date that is 180 days after the Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default or (ii) such Indebtedness is Permitted Convertible Notes.

Section 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted by Section 6.01(b);

(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof to the extent the principal amount thereof is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

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(d)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure only Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(e)           Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary to the Borrower or such other Loan Party;

(f)            Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(g)           Liens on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any Acquisition permitted by this Agreement, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(h)           in connection with the sale or transfer of any assets in a transaction permitted under Section 6.03, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(i)            Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties (i) in the ordinary course of business or (ii) otherwise permitted hereunder other than in connection with Indebtedness;

(j)            to the extent constituting a Lien, Liens with respect to repurchase obligations of the type described in clause (d) of the definition of “Cash Equivalent Investments”;

(k)           Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(l)            Liens of sellers of goods to any Loan Party and any of their respective Restricted Subsidiaries arising under Article II of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

(m)          any Lien on any property or asset of the Borrower or any Restricted Subsidiary to the extent securing Indebtedness permitted by Section 6.01(r) in an aggregate amount not to exceed, at any time outstanding, the greater of (A) $108,300,000 and (B) 30% of LTM EBITDA.

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Section 6.03 Fundamental Changes.

(a)           Subject to Section 6.03(b), the Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge into any Subsidiary Guarantor in a transaction in which the Subsidiary Guarantor is the surviving entity, (iii) any Subsidiary Guarantor may merge into any other Subsidiary Guarantor, (iv) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge into any other Restricted Subsidiary that is not a Subsidiary Guarantor, (v) any Subsidiary Guarantor may Dispose of its assets to the Borrower or to another Subsidiary Guarantor, (vi) any Restricted Subsidiary that is not a Subsidiary Guarantor may Dispose of its assets (including Equity Interests of its Subsidiaries) to the Borrower or to another Restricted Subsidiary, (vii) any Restricted Subsidiary that is not a Subsidiary Guarantor may liquidate, divide or dissolve if the Borrower determines in good faith that such liquidation, division or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (viii) any Person may merge into the Borrower or any Restricted Subsidiary in connection with an Acquisition (to the extent otherwise permitted by this Agreement) where the Borrower or such Restricted Subsidiary is the surviving entity.

(b)           No Loan Party will, nor will it permit any Restricted Subsidiary to, consummate a Division or divisive merger as the Dividing Person, unless each Division Successor complies with the obligations set forth in Sections 5.09 and 5.10, and all other further assurances obligations set forth in the Loan Documents, and becomes a Loan Party under this Agreement and the other Loan Documents to the extent required hereunder.

(c)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses substantially of the type conducted by the Borrower and its Restricted Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

Section 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Restricted Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any other Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or any business or division of any other Person (any such transaction described in the foregoing, an “Investment”), except:

(a)           Investments existing on the date hereof and set forth in Schedule 6.04;

(b)           Cash Equivalent Investments;

(c)           (i) Investments by the Loan Parties in the capital stock of their respective Restricted Subsidiaries that are also Loan Parties, (ii) Investments by Restricted Subsidiaries that are not Loan Parties in the capital stock of their respective Restricted Subsidiaries, and (iii) to the extent existing on the date hereof and set forth on Schedule 6.04, Investments by the Loan Parties in the capital stock of their respective Restricted Subsidiaries that are not Loan Parties;

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(d)           loans or advances made by (i) any Loan Party to any other Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party to the Borrower or any other Restricted Subsidiary;

(e)           Investments by the Loan Parties in the capital stock of their respective Restricted Subsidiaries that are not Loan Parties, and loans or advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties, in an aggregate amount for all such Investments made pursuant to this clause (e) not to exceed, at any time outstanding, the greater of (A) $72,200,000 and (B) 20% of LTM EBITDA;

(f)            Guarantees constituting Indebtedness permitted by Section 6.01(d);

(g)           loans or advances made by the Borrower or any Restricted Subsidiary to its directors, officers or employees in the ordinary course of business, in an aggregate amount for all such loans and advances not to exceed $2,500,000 at any time outstanding;

(h)           Investments in and obligations under Permitted Call Spread Swap Agreements;

(i)            Permitted Acquisitions;

(j)            Investments in an aggregate amount not to exceed the Available Amount at such time; provided that, at the time of the making of any such Investment and immediately after giving effect to such Investment, (i) no Event of Default has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio for the most recently ended Reference Period, calculated on a pro forma basis as of the date of such Investment, is not in excess of 4.75 to 1.00;

(k)           Investments in joint ventures or other minority interests in a business or line of business permitted with respect to the Loan Parties and its Restricted Subsidiaries and in Unrestricted Subsidiaries, in an aggregate amount for all such Investments made pursuant to this clause (k) not to exceed, at any time outstanding, the greater of (A) $72,200,000 and (B) 20% of LTM EBITDA; provided that, at the time of the making of any such Investment, the Consolidated Total Net Leverage Ratio for the most recently ended Reference Period, calculated on a pro forma basis as of the date of such Investment, is not in excess of 4.50 to 1.00 (this clause (k), the “JVs/Unrestricted Subsidiaries Investments Basket”); and

(l)            other Investments without limit, so long as no Default shall have occurred and be continuing or would result therefrom; provided, however, that, if at the time of making each such Investment and immediately after giving effect thereto, the Borrower’s Consolidated Total Net Leverage Ratio calculated on a pro forma basis exceeds 4.00 to 1.00 (with Consolidated Total Debt measured as of the date of each such Investment and Consolidated EBITDA measured for the Reference Period then most recently ended), then the aggregate outstanding amount for all such Investments made pursuant to this clause (j) when the Consolidated Total Net Leverage Ratio calculated on a pro forma basis at the time of making any such Investment (and after giving effect thereto) exceeds 4.00 to 1.00 (and including all other such Investments made when the Consolidated Total Net Leverage Ratio calculated on a pro forma basis at the time of making such Investments, and after giving effect thereto, exceeds 4.00 to 1.00), shall not exceed, at any time outstanding, the greater of (A) $180,500,000 and (B) 50% of LTM EBITDA.

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Section 6.05 [Reserved].

Section 6.06 Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)           Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(c)           the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries;

(d)           the Borrower may on any date make Restricted Payments in an amount equal to the Available Amount on such date; provided that, at the time of the making of any such Restricted Payment and immediately after giving effect to such Restricted Payment, (i) no Event of Default has occurred and is continuing and (ii) the Consolidated Total Net Leverage Ratio for the most recently ended Reference Period, calculated on a pro forma basis as of the date of such Investment, is not in excess of 4.75 to 1.00;

(e)           so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase its common stock or common stock options and other equity awards with respect to common stock from present or former officers, directors or employees of any the Borrower and its Restricted Subsidiaries upon the death, disability or termination of employment of such officer, director or employee or alteration of employment status or pursuant to the terms of any agreement or plan under which such common stock or equity awards were issued; provided that the aggregate amount of payments under this clause (e) shall not exceed $40,000,000 per fiscal year; and

(f)            the Borrower may declare and pay cash dividends with respect to its Equity Interests, make cash payments on account of the purchase, redemption, retirement, acquisition, cancellation or termination of its Equity Interests and make any other Restricted Payments, in each case without limit, so long as no Default shall have occurred and be continuing or would result therefrom; provided, however, that, in the case of this clause (f), if at the time of making any such cash dividend or payment and immediately after giving effect thereto, the Borrower’s Consolidated Total Net Leverage Ratio calculated on a pro forma basis exceeds 3.75 to 1.00 (with Consolidated Total Debt measured as of the date of such cash dividend or payment and Consolidated EBITDA measured for the Reference Period then most recently ended), then the aggregate amount of all such cash dividends and payments made pursuant to this clause (f) during any period when the Consolidated Total Net Leverage Ratio calculated on a pro forma basis at the time of making such cash dividends or payments (and after giving effect thereto) exceeds 3.75 to 1.00, shall not exceed, during any fiscal year, the greater of (A) $90,300,000 and (B) 25% of LTM EBITDA.

Notwithstanding the foregoing, and for the avoidance of doubt, (i) the conversion by holders of (including any cash payment or delivery of common stock upon conversion (as applicable)), or required payment of any principal or premium on, or required payment of any interest with respect to, any Permitted Convertible Notes, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Notes, shall not constitute a Restricted Payment; provided that, to the extent the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Note (excluding any required payment of interest with respect to such Permitted Convertible Note and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) that exceeds the aggregate principal amount thereof, the payment of such excess cash less the net cash proceeds, if any, received from its counterparties in connection with such conversion or payment that triggered or corresponded to an exercise or early unwind or settlement of a corresponding portion of the Permitted Call Spread Swap Agreements (including, for the avoidance of doubt, the related Warrant Transactions) relating to such Permitted Convertible Note, shall constitute a Restricted Payment notwithstanding this clause (i) to the extent such net amount is greater than zero; and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Swap Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Swap Agreement shall not constitute a Restricted Payment; provided that, to the extent cash is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash less the cash proceeds, if any, received from its counterparties, substantially concurrently with such payment, in connection with the exercise or early unwind or settlement of the Bond Hedge Transaction relating to such Warrant Transaction shall constitute a Restricted Payment notwithstanding this clause (ii) to the extent such net amount is greater than zero.

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Notwithstanding the foregoing, the Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Notes by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Notes (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Notes that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants that are no less favorable to the Borrower than the Permitted Convertible Notes that are so repurchased, exchanged or converted (as determined by the Borrower in good faith)) (any such series of Permitted Convertible Notes, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Swap Agreements pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Notes that are so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 6.06 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Swap Agreements, if any, corresponding to such Permitted Convertible Notes that are so repurchased, exchanged or converted.

Section 6.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly-owned Subsidiaries not involving any other Affiliate, (c) the payment of customary fees to directors of the Borrower or any of its Restricted Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Borrower or any of its Restricted Subsidiaries, (d) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries, (e) issuances of Equity Interests to Affiliates and the registration rights associated therewith, (f) any license, sublicense, lease or sublease (1) in existence on the Effective Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (2) in the ordinary course of business or (3) substantially consistent with past practices, (g) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business, (h) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property sold or disposed of, by the Borrower and its Restricted Subsidiaries is less than $1,000,000, (i) any Restricted Payment permitted by Section 6.06, (j) any transactions constituting Investments permitted by Section 6.04 and (k) transactions permitted by Section 6.03.

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Section 6.08 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing clauses (a) and (b) shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement and (v) the foregoing clause (a) shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 6.09 Asset Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to Dispose of any of its assets, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may (a) Dispose of any assets to the extent permitted by Section 6.03 or Section 6.04, (b) Dispose of any assets that are obsolete or no longer used in the Borrower’s or such Restricted Subsidiary’s business, (c) Dispose of any inventory in the ordinary course of business, (d) grant leases, licenses, subleases or sublicenses in the ordinary course of business which do not interfere in any material respect with the ordinary conduct of business of the Borrower or such Restricted Subsidiary, (e) Dispose of any other assets; provided that, in the case of this clause (e), (i) such assets shall be disposed of for fair market value and on an arm’s-length basis and (ii) the net book value of the assets disposed of from and after the date of this Agreement shall not, in the aggregate, exceed twenty-five percent (25%) of the Borrower’s Consolidated Tangible Assets as set forth on the Borrower’s most recent audited financial statements delivered pursuant to Section 4.01(h) and (f) dispose of other assets for fair market value; provided that (i) at the time of such disposition and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (ii) not less than 75% of the consideration received by the Borrower or any Subsidiary for each Disposition consummated pursuant to this clause (f) shall be in the form of cash or Cash Equivalent Investments; provided that, for purposes of determining what constitutes cash under this clause (f), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred or increased or decreased subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence or increase or decrease had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee (or a third party on behalf of the transferee) with respect to the applicable Disposition (or are otherwise extinguished, cancelled or terminated in connection with the transactions relating to such Disposition) and for which the Borrower and the Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalent Investments, (B) any securities, notes or other consideration received by the Borrower or any Subsidiary from such transferee that are converted by the Borrower or any Subsidiary into cash or Cash Equivalent Investments (to the extent of the cash or Cash Equivalent Investments received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalent Investments and (C) any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in respect of the applicable Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $72,200,000 and (y) 20% of LTM EBITDA (measured as of the date such assets are Disposed), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalent Investments.

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Section 6.10 Financial Covenants.

(a)           Consolidated Senior Secured Net Leverage Ratio. The Borrower will not permit the Consolidated Senior Secured Net Leverage Ratio as of the last day of any Reference Period to be greater than 3.50 to 1.00; provided, however, that, following the consummation of any Material Acquisition, the Consolidated Senior Secured Net Leverage Ratio (x) as at the end of the fiscal quarter in which such Material Acquisition occurs and the three fiscal quarters ending immediately thereafter, shall not be greater than 3.75 to 1.00 (the “Acquisition Holiday Period”) and (y) as at the end of any fiscal quarter thereafter, shall not be greater than 3.50 to 1.00.

(b)          Consolidated Interest Charge Coverage Ratio. The Borrower will not permit the Consolidated Interest Charge Coverage Ratio as of the last day of any Reference Period to be less than 3:00 to 1.00.

Section 6.11 Immaterial Subsidiaries. The Borrower will, from time to time by written notice to the Administrative Agent, un-designate a sufficient number of Subsidiaries as Immaterial Subsidiaries, if and to the extent necessary, such that at all times all Immaterial Subsidiaries, collectively, do not comprise more than fifteen percent (15%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

Article VII

Events of Default

Section 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;

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(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02, 5.03 (with respect to the Borrower’s existence), 5.08 or in Article VI;

(e)            any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)            the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, which is not cured within any applicable grace period provided for in the applicable agreement or instrument under which such Indebtedness was created;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to the following events unless such event results in the acceleration of Material Indebtedness (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof permitted by Section 6.01, (iii) any reimbursement obligation in respect of a letter of credit, bankers acceptance or similar obligation as a result of a drawing thereunder by a beneficiary thereunder in accordance with its terms, (iv) any such Material Indebtedness that is mandatorily prepayable prior to the scheduled maturity thereof with the proceeds of the issuance of capital stock, the incurrence of other Indebtedness or the sale or other disposition of any assets, so long as such Material Indebtedness that has become due is so prepaid in full with such net proceeds required to be used to prepay such Material Indebtedness when due (or within any applicable grace period) and such event shall not have otherwise resulted in an event of default with respect to such Material Indebtedness, (v) any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Notes, or satisfaction of any condition giving rise to or permitting the foregoing, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (vi) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Swap Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Swap Agreement;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

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(i)            the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become unable to, admit in writing its inability to, or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not paid, fully bonded or covered by a solvent and unaffiliated insurer that has not denied coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unvacated or undismissed for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (by reason of pending appeal or otherwise), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Restricted Subsidiary to enforce any such judgment and such action shall not have been stayed;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          a Change in Control shall occur;

(n)          any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all obligations of the Loan Parties thereunder, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document; or

(o)          any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral as required by this Agreement or any Collateral Document or purported to be covered thereby, except as permitted by the terms of any Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and (x) with respect to clause (i) below, at the request of the Required Lenders shall, and (y) with respect to clause (ii) below, at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower provide cash collateral as required in Section 2.06(j), and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, and the obligations of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

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Article VIII

The Administrative Agent

Section 8.01 Authorization and Action.

(a)           Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Banks, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

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(c)           In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or any other Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)           where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any jurisdiction other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)          nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d)           The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

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(e)           None of any Syndication Agent, any Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)           The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

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Section 8.02 Administrative Agent’s Reliance, Indemnification, Etc.

(a)           Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)          The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Amount.

(c)           Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

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Section 8.03 Posting of Communications.

(a)           The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

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(d)          Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)           Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans, Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05 Successor Administrative Agent.

(a)           The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and, so long as such successor Administrative Agent is not an Ineligible Institution, shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

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(b)           Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06 Acknowledgements of Lenders and Issuing Banks.

(a)           Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or such Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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(b)          Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)

(i)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)           Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(iii)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations (or any other Secured Obligations) owed by the Borrower or any other Loan Party, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying an Obligation (or any other Secured Obligation).

(iv)          Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d)           The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 8.07 Collateral Matters.

(a)           Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

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(b)           In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral in with Section 9.02(d). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral that is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(c)           In furtherance of the foregoing and not in limitation thereof, no Banking Services Agreement or Swap Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Banking Services Agreement or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(d)           The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

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Section 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09 Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, any Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

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(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, any Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)           Each of the Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Document, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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Section 8.10 Borrower Communications.

(a)           The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(d)           Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)           Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

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Article IX

Miscellaneous

Section 9.01 Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail, as follows:

(i)            if to the Borrower, to it at 15 Wayside Rd, Suite 400, Burlington, MA 01803, Attention: Domenic Lococo, Senior Vice President Finance and Chief Accounting Officer (Email: dlococo@progress.com), with a copy to: YuFan Stephanie Wang, Chief Legal Officer and Secretary (Email: legal@progress.com);

(ii)           if to the Administrative Agent from the Borrower, to JPMorgan Chase Bank, N.A. at the address or addresses separately provided to the Borrower;

(iii)          if to the Administrative Agent from the Lenders, (A) to JPMorgan Chase Bank, N.A. at 131 S Dearborn St, Floor 04, Chicago, IL, 60603-5506, Attention: Loan and Agency Servicing, Email: jpm.agency.cri@jpmorgan.com; (B) for Agency Withholding Tax Inquiries, Email: agency.tax.reporting@jpmorgan.com; (C) for Agency Compliance/Financials/Virtual Data rooms, Email: covenant.compliance@jpmchase.com; and (D) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan;

(iv)          if to an Issuing Bank, to it at the address separately provided to the Borrower;

(v)           if to the Swingline Lender, to it at the address separately provided to the Borrower;

(vi)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Notices and other communications to the Borrower, the Lenders, the Administrative Agent and the Issuing Bank hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)           Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

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Section 9.02 Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)           Except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment or pursuant to any fee letter entered into by the Borrower in connection with this Agreement and subject to Section 2.14(b) and (c) and Section 9.02(c), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement (including any Incremental Term Loan Amendment) shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(d) or waive any obligation of the Borrower to pay interest or fees at such default rate, (iii) postpone the scheduled date of payment or amortization of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.09(c), Section 2.18(c) or (d) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.18(b) or Section 2.20(b) without the written consent of each Lender, (vi) release the Borrower from its Obligations without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (viii) expressly subordinate the Lien on a material portion of the Collateral, taken as a whole, securing the Secured Obligations to the Lien securing any other Indebtedness (other than any Lien permitted pursuant to Section 6.02(d)), without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 9.02(b)(viii) (1) in connection with any “debtor-in-possession” facility or (2) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any such priming Indebtedness (including any fees payable in connection therewith)), (ix) expressly subordinate all or any portion the Secured Obligations in right of payment to any other Indebtedness, without the written consent of each Lender directly affected thereby (provided that no such Lender’s consent shall be required pursuant to this Section 9.02(b)(ix) (1) in connection with any “debtor-in-possession” facility or (2) if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any such priming Indebtedness (including any fees payable in connection therewith)), (x) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee Agreement, except in accordance with this Agreement, without the written consent of each Lender, (xi) except as provided in paragraph (d) of this Section, release all or substantially all of the Collateral, without the written consent of each Lender or (xii) change the definition of “Agreed Currency” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be; provided further that no such agreement shall amend or modify the provisions of Section 2.06, or any letter of credit application or any bilateral agreement between the Borrower and an Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment, or the respective rights and obligations between the Borrower and an Issuing Bank in connection with the issuance of Letters of Credit, in each case without the prior written consent of the Administrative Agent and such Issuing Bank, respectively.

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(c)           Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to this Agreement.

(d)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) as otherwise permitted by, but only in accordance with, the terms of any Loan Document, or (vi) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Domestic Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e)           Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders (it being understood and agreed that any such amendment or Incremental Term Loan Amendment to implement new Commitments or increases to the Commitments or Incremental Term Loans in accordance with, and pursuant to the requirements of, Section 2.21 shall require solely the consent of the parties prescribed by such Section and shall not require the consent of the Required Lenders).

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(f)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Lender directly affected thereby” or “each Lender directly and adversely affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(g)           Notwithstanding anything herein to the contrary, as to any amendment or amendment and restatement otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment or amendment and restatement, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

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Section 9.03 Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each Arranger and their respective Affiliates (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and of a single local counsel to the Administrative Agent in each relevant jurisdiction (which may include a single special counsel acting in multiple other jurisdictions) and of such other counsel retained with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed)), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as SyndTrak) of the credit facility provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (which shall be limited, in the case of legal fees and expenses, to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent (and of a single local counsel to the Administrative Agent in each relevant jurisdiction (which may include a single special counsel acting in multiple other jurisdictions) and regulatory counsel) and one counsel for all of the other Lenders (and, to the extent reasonably required by the Lenders, a single local counsel for all of the other Lenders in each relevant jurisdiction and regulatory counsel), unless a Lender or its counsel reasonably determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case similarly affected Lenders may have one additional firm of counsel) in connection with the enforcement, collection or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during the continuation of any Event of Default and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          The Borrower shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, (ii) the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Controlled Related Parties, (ii) the material breach by such Indemnitee or any of its Controlled Related Parties of its express obligations under this Agreement or the other Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction by final and nonappealable judgment) or (iii) disputes solely between and among Indemnitees (not arising from any act or omission of the Borrower or any of its Affiliates) other than claims against an Indemnitee acting in its capacity as the Administrative Agent, an Arranger, the Swingline Lender or an Issuing Bank under this Agreement or the other Loan Documents). As used above, As used above, a “Controlled Related Party” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents, advisors and representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled Affiliate; provided that each reference to a Controlling Person, Controlled Affiliate, director, officer or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, director, officer or employee involved in the arrangement, negotiation or syndication of the credit facility evidenced by this Agreement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

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(c)           Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Indemnitee harmless from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives: (i) any claim against any of the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform or any Approved Borrower Portal), except to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Lender-Related Person’s bad faith, gross negligence or willful misconduct, and (ii) any claim against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

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Section 9.04 Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)          the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee (other than, for the avoidance of doubt, an Ineligible Institution);

(B)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loan or Commitment to an assignee that is a Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender;

(C)           the Issuing Banks; provided that consent of an Issuing Bank shall not be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; and

(D)           the Swingline Lender; provided that no consent of the Swingline Lender shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(h) or 7.01(i) and (y) the Swingline Lender has no outstanding Swingline Loans at that time.

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(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference (pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; and

(D)          the assignee shall deliver to the Administrative Agent, Withholding Agent and/or Borrower, as applicable, any documentation required by Section 2.17(f); and

(E)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

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(iv)          The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           One or more Additional Lenders may be admitted as Lenders party to this Agreement from time to time in connection with an increase of the aggregate Commitment pursuant to Section 2.21, subject to (i) execution and delivery by any such Additional Lender to the Administrative Agent, for recording in the Register, of an Instrument of Adherence substantially in the form of Exhibit C hereto (an “Instrument of Adherence”), (ii) acceptance of such Instrument of Adherence by each of the Administrative Agent and the Borrower by their respective executions thereof, and (iii) the completion of an Administrative Questionnaire by such Additional Lender promptly delivered to the Administrative Agent. Upon the satisfaction of the foregoing conditions, from and after the effective date specified in each such Instrument of Adherence, the Additional Lender shall be a Lender party hereto and have the rights and obligations of a Lender hereunder.

(f)           Disqualified Institutions.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

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(ii)           If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)           The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

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Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless such Letter of Credit has been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank) and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13(g), 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of any Loan Document or any provision thereof.

Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent, the Issuing Bank or any Arranger and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further that, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each other Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

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Section 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to any Loan Document to serve process in any other manner permitted by law.

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Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality.

(a)           Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent, Issuing Bank or Lender, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 9.12, (ii) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) purporting to have jurisdiction over the Administrative Agent, the applicable Issuing Bank, the applicable Lender or its or their applicable Affiliates, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent or such Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrower promptly thereof, unless such notification is prohibited by law, rule or regulation), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi)) or (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to the Borrower and its Obligations, (vii) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facility provided for herein, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

(b)           Material Non-Public Information. EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 No Fiduciary Duty, etc.. The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

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The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower, its Subsidiaries and other companies with which the Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower or any of its Subsidiaries, confidential information obtained from other companies.

Section 9.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations.

Section 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.17 Release of Subsidiary Guarantors. In the event of a disposition of all the Equity Interests in a Subsidiary Guarantor to a Person other than the Borrower or an Affiliate of the Borrower in a transaction not prohibited by any covenant contained in this Agreement, the Administrative Agent is hereby directed and authorized to take such action and to execute such documents as the Borrower may reasonably request, at the Borrower’s sole expense, to evidence or effect the release of such Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement.

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Section 9.18 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Subsidiary Guarantee Agreement in respect of Secured Swap Obligations; provided that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement or the Subsidiary Guarantee Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Guaranteed Obligations have been Paid in Full. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of the Commodity Exchange Act.

Section 9.19 Amendment and Restatement of Existing Credit Agreement. On the Effective Date, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, shall not constitute a novation of the parties’ rights and obligations thereunder, (b) the respective “Commitments” thereunder (and as defined therein) shall automatically continue as “Commitments” herein, (c) the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, (d) the “Revolving Loans” under (and as defined in) the Existing Credit Agreement shall remain outstanding and be continued as, and converted to, Revolving Loans (and, in the case of Term Benchmark Loans, if applicable, with the same Interest Periods or the remaining portions of such Interest Periods, as applicable, established therefor under the Existing Credit Agreement), and shall bear interest and be subject to such other fees as set forth in this Agreement, (e) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement and (f) the security interests granted under the Collateral Documents shall continue to secure the Secured Obligations. In connection with the foregoing, (x) all such Loans and all participations in Letters of Credit and LC Exposure that are continued hereunder shall immediately upon the effectiveness of this Agreement, to the extent necessary to ensure the Lenders hold such Loans and participations ratably, be reallocated among the Lenders in accordance with their respective Applicable Percentages, as evidenced on Schedule 2.01, (y) each applicable Lender to whom Loans are so reallocated shall make full cash settlement on the Effective Date, through the Administrative Agent, as the Administrative Agent may direct with respect to such reallocation, in the aggregate amount of the Loans so reallocated to each such Lender and (z) each applicable Lender hereby waives any breakage fees in respect of such reallocation of its Loans on the Effective Date. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement to the Effective Date shall be calculated as of the Effective Date (pro-rated in the case of any fractional periods), and shall be paid on the Effective Date.

Section 9.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PROGRESS SOFTWARE CORPORATION,
as Borrower

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Chief Financial Officer

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Jorge Diaz Granados
Name:	Jorge Diaz Granados
Title:	Authorized Officer

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

CITIBANK, N.A.,
as a Lender

By:	/s/ Ronald Homa
Name:	Ronald Homa
Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

Wells Fargo Bank, N.A.,
as a Lender

By:	/s/ Colin Murphy
Name:	Colin Murphy
Title:	Executive Director

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Erhlich Bautista
Name:	Erhlich Bautista
Title:	Director

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

PNC Bank, National Association,
as a Lender

By:	/s/ Dominique Carter
Name:	Dominique Carter
Title:	Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

TD Bank, N.A.,
as a Lender

By:	/s/ Leonid Batsevisky
Name:	Leonid Batsevitsky
Title:	Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

Citizens Bank, N.A.,
as a Lender

By:	/s/ Mike Makaitis
Name:	Mike Makaitis
Title:	Senior Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

First-Citizens Bank & Trust Company,
as a Lender

By:	/s/ Conor Tuomey
Name:	Conor Tuomey
Title:	Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Nicholas Sibayan
Name:	Nicholas Sibayan
Title:	Vice President

Signature Page to Fifth Amended and Restated Credit Agreement

Progress Software Corporation